Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

between

GLOBELEQ HOLDINGS (AMERICAS RENEWABLES) LIMITED

and

MESOAMERICA POWER LTD.

as the Sellers

and

GLOBELEQ MESOAMERICA ENERGY (WIND) LTD.

as the Company

TERRAFORM GLOBAL OPERATING, LLC

as the Purchaser

and

SOLELY FOR THE PURPOSES OF SECTION 10.14

SUNEDISON, INC.

Dated as of June 12, 2015

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SCHEDULES:

Schedule 1.1	Details of the Owned Companies
Schedule 1.1(a)	Globeleq Holdings Shareholder Loans
Schedule 1.1(b)	Mesoamerica Shareholder Loans
Schedule 1.1(c)	Permitted Leakages
Schedule 2.7(d)	List of Directors
Schedule 2.9	Purchase Price Allocation
Schedule 3.3	Non-Contravention
Schedule 3.4(a)	Seller Encumbrances
Schedule 3.4(c)	Pledge and Support Agreements
Schedule 3.5	List of Government Approvals
Schedule 4.3	Non-Contravention
Schedule 4.4(c)	Capitalization of the Group Companies
Schedule 4.5(a)(i)	Audited Financial Statements
Schedule 4.5(a)(ii)	Interim Financial Statement
Schedule 4.5(a)	Conformity with IFRS
Schedule 4.5(b)	Exceptions to Financial Statements; Accounting
Schedule 4.5(c)	Liabilities
Schedule 4.6	Absence of Changes
Schedule 4.7	Litigation
Schedule 4.8	Tax Matters
Schedule 4.9	Environmental Matters
Schedule 4.10	Material Contracts
Schedule 4.12	Employment Matters
Schedule 4.14(d)	Material Permits
Schedule 4.15(a)	Seller Related Party Agreements
Schedule 4.15(b)	Company Related Party Agreements
Schedule 5.3	Non-Contravention
Schedule 5.5	Government Approvals
Schedule 6.2	Corporate Actions
Schedule 6.9(b)	Seller’s Group Commitment
Schedule 6.12	Additional Equity
Schedule 6.13	Indebtedness
Schedule 6.17(a)	Specific Line Items
Schedule 7.1(a)	List of Consents and Approvals
Schedule 7.2(h)	Shareholders Agreements
Schedule 7.2(i)	Endorsements
Schedule 10.2(b)	Notice Contacts

EXHIBITS:

Exhibit A	Form of Globeleq Holdings Assignment and Assumption Agreement
Exhibit B	Form of Mesoamerica Assignment and Assumption Agreement
Exhibit C	Amendment to Choluteca SPA

*	The schedules and exhibits to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Company will furnish copies of any schedules or exhibits to the U.S. Securities and Exchange Commission upon request.

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 12, 2015, between TERRAFORM GLOBAL OPERATING, LLC, a Delaware limited liability company (the “Purchaser”), solely for the purposes of Section 10.14, SUNEDISON, INC., a Delaware corporation (the “Purchaser Guarantor”), GLOBELEQ HOLDINGS (AMERICA RENEWABLES) LIMITED, a company organized and existing under the laws of Guernsey (“Globeleq Holdings”), MESOAMERICA POWER LTD., a company organized and existing under the laws of British Virgin Islands (“Mesoamerica” and together with Globeleq Holdings, the “Sellers” and each a “Seller”), and GLOBELEQ MESOAMERICA ENERGY (WIND) LTD., a company organized and existing under the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the “Company”).

BACKGROUND

WHEREAS, Globeleq Holdings and Mesoamerica, respectively, own seventy percent (70%) and thirty percent (30%) of the issued and outstanding shares of the capital stock of the Company;

WHEREAS, the Company owns sixty-five percent (65%) of the issued and outstanding shares of the capital stock of Inversiones Eolicas De Costa Rica, S.A., a company organized and existing under the laws of Costa Rica (“Inversiones”), and Metta Lagoon Internacional S.A., a company organized and existing under the laws of Costa Rica (“Metta Lagoon”), owns thirty-five percent (35%) of the issued and outstanding shares of the capital stock of Inversiones;

WHEREAS, the Company and Metta Lagoon, among others, have entered into a trust agreement, dated August 15, 2007, as amended on July 23, 2014, pursuant to which Metta Lagoon holds the economic and voting rights derived from the thirty-five percent (35%) of the issued and outstanding shares of the capital stock of Inversiones in trust for the Company as the beneficiary;

WHEREAS, the Company and Inversiones, directly or indirectly, own all of the issued and outstanding shares of capital stock in the Owned Companies (as hereinafter defined);

WHEREAS, certain equity holders of the Sellers will receive substantial indirect benefits from the Transactions and as a result have, contemporaneously with the date of this Agreement, executed and delivered those certain support agreements (each, a “Support Letter”); and

WHEREAS, the Sellers wish to sell, and the Purchaser wishes to purchase, the Company Shares (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by them, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Actis Fund” means any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by any entity in the Actis Manager Group.

“Actis Group” means (a) Affiliates of Globeleq Holdings; (b) debt providers and investors in any Affiliate of Globeleq Holdings (including any member of such investors’ group undertaking); (c) directors, officers, employees, advisers, managers, investment advisers, partners, general partners, agents and consultants of any Person named in (a) or (b) above; and (d) any third party with an interest in co-investing with any Affiliate of Globeleq Holdings.

“Actis Manager Group” means (a) Actis LLP; (b) Actis GP LLP or any of its successor entities which is responsible for managing or advising any fund, investment vehicle or other entity formed or incorporated in any jurisdiction; and (c) any unincorporated body, body corporate or partnership which is the subsidiary, subsidiary undertaking or holding company or parent undertaking of any of the Persons referred to in (a) or (b) above and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of the holding company or parent undertaking of any of the Persons referred to in (a) or (b) above but excluding, for the avoidance of doubt, any investor in any Actis Fund and any portfolio company of any Actis Fund.

“Additional Equity” means, without duplication, all amounts paid, subscribed, injected, contributed, gifted, lent or the benefit of which is otherwise provided, from time to time, into a Group Company by or on behalf of any Seller or any of its Affiliates (other than a Group Company) between the date of this Agreement and the Closing Date in whatever form, including (a) by way of equity (whether or not in return for or as a contribution of share capital); (b) by way of gift; (c) by way of amounts lent to a Group Company from any Affiliate of a Seller (other than a Group Company); (d) by way of repayment of any amounts lent to any Affiliate of a Seller (other than a Group Company) from any Group Company; or (e) by way of the forgiveness of an amount owed by a Group Company to any Affiliate of a Seller (other than a Group Company).

“Affiliate” means, with respect to (a) any Person (other than Globeleq Holdings and Mesoamerica), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; (b) Globeleq Holdings, (i) a member of the Actis Manager Group; (ii) any Actis Fund; and/or (iii) any subsidiary or subsidiary undertaking of any Actis Fund; and (c) Mesoamerica, (i) Mesoamerica Investments Ltd.; and (ii) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Mesoamerica.

“Agreed Project Contract” means any Project Contract relating to the Projects and the Alisios Project that both relates to Indebtedness and is: (a) fully executed and a copy of which has been delivered to the Purchaser or its representatives as at or prior to the date hereof; (b) entered into by a Group Company between the date of this Agreement and the Closing Date, in each case, in substantially the form delivered to the Purchaser or its representatives on or prior to the date hereof; provided, however, that, to the extent the applicable form of Project Contract provided on or prior to the date hereof (i) did not contain a Restricted Provision but the Project Contract to be entered into by Group Company between the date of this Agreement and the Closing Date contains a Restricted Provision, or (ii) modifies a Restricted Provision in the form of Project Contract previously provided in a manner which is more onerous to or adverse to any Group Company or the Purchaser, then, in each case, such Project Contract shall not be deemed to be “in substantially the form delivered” for the purposes of paragraph (b) hereof and the Purchaser’s consent shall be required prior to the applicable Group Company’s entry into such Contract; (c) a Project Contract entered into by a Group Company between the date of this Agreement and the Closing Date to the extent such Project Contract does not contain any Restricted Provisions; and (d) a Project Contract entered into by a Group Company between the date of this Agreement and the Closing Date with the consent of the Purchaser in accordance with Section 6.1(b).

“Agreement” means this Stock Purchase Agreement, together with the Schedules and Exhibits attached hereto.

“Alisios Project” means the development, financing, construction, maintenance and operation of four (4) 20 MW wind power plants for a combined 80 MW, all of which are located in the Guanacaste Province, Costa Rica. Two of the wind power plants (known as Altamira Wind Project and Campos Azules Wind Project) are located in Tilarán, and the other two (2) wind power plants (known as Vientos de la Perla Wind Project, and Vientos de Miramar Wind Project) are located in Quebrada Grande. Alisios Project includes the development, construction, maintenance and operation of two O&M Buildings, one located in Quebrada Grande, and the other located in Tilarán, and the acquisition, maintenance and operation of cranes to be used for each of the four (4) power plants.

“Anti-Money Laundering Laws” means, collectively, (a) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (b) the U.S. Money Laundering Control Act of 1986, as amended, and (c) any other Law of any relevant jurisdiction having the force of Law and relating to anti-money laundering.

“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock bonus, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, or employee fringe benefit program or arrangement, or other agreement or arrangement providing for employee remuneration or benefits; provided, however that the term Benefit Plan does not include the Globeleq Management Incentive Plan for which Sellers or Sellers’ Affiliates (including Globeleq Holdings) is liable pursuant to Section 6.9.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Business Material Adverse Effect” means any material adverse effect on (a) the business, assets, Liabilities, financial condition, or results of operations of the Group Companies, taken as a whole, or (b) the ability of the Sellers and any Group Companies to execute, deliver or perform this Agreement or any Transaction Document to which any of the foregoing are a party thereto or to timely consummate the transactions contemplated hereby or thereby, other than, with respect to the foregoing clause (a), effects due to or resulting from (i) general economic or market conditions, (ii) matters generally affecting the industries in which the Company or the Group Companies operate, (iii) acts of war, armed hostilities or terrorism, (iv) changes in commodity, credit, security or financial markets, including currency exchange rates or interest rates, (v) changes after the date hereof in Laws or the interpretation thereof that in each case are generally applicable, (vi) changes after the date hereof in IFRS or GAAP or financial reporting standards or the interpretation thereof, (vii) any act or omission by the Sellers, the Company or the Group Companies taken with the consent of or at the direction or request of the Purchaser, or (viii) any adverse effect that occurs as a result of the Purchaser not consenting to, or unreasonably delaying or conditioning, any request by the Sellers to provide Additional Equity not otherwise permitted to be provided by the Sellers pursuant to Section 6.12; provided, however, that: (A) in the cases of clauses (i), (ii), (iii) and (iv), such effect, matter, act, change or omission shall not be excluded from the definition of “Business Material Adverse Effect” or the determination thereof to the extent that such effect, matter, act, change or omission, in the aggregate, has, or would reasonably be expected to have, a disproportionate effect on any of the Group Companies, taken as a whole, and (B) the underlying cause thereof shall not be excluded from the definition of “Business Material Adverse Effect” or the determination thereof.

“Choluteca Sellers” means SunE Solar BV and Sunedison Mexico Construction S. de R.L. de C.V.

“Choluteca SPA” means that certain Purchase and Sale Agreement, dated as of December 23, 2014, by and among Choluteca Sellers (as sellers) and the Company (as purchaser), in connection with the purchase of one hundred percent (100%) interest in three (3) solar projects known as Choluteca I (23.32 MWp), Choluteca II (35.08 MWp), and Pacifico (23.27 MWp), located near the city of Choluteca, Honduras.

“Closing” means the closing of the sale and purchase of the Company Shares as contemplated by this Agreement.

“Commitment” means any and all indemnities, guarantees, performance bonds, sureties, letters of comfort, letters of credit and/or other liabilities, obligations or commitments (whether actual or contingent, past, present or future).

“Company Shareholder Loans” means the Globeleq Holdings Shareholder Loans and the Mesoamerica Shareholder Loans.

“Company Shareholders Agreement” means the shareholders’ agreement, dated December 11, 2014, between the Company and the Sellers.

“Company Shares” means the Globeleq Holdings Shares and the Mesoamerica Shares.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, purchase orders, commitments, indentures, notes, bonds, guarantees, deeds, mortgages, loans, Commitments, instruments, arrangements, undertakings and licenses, whether written or oral.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Deferred Orosi Purchase Price” means US$35,000,000.

“Encumbrances” means any and all liens (statutory or otherwise), charges, security interests, mortgages, pledges, deeds of trust, hypothecations, claims, leases, subleases, title defects, options, warrants, rights of first refusal, rights of first offer, preemptive rights, voting trusts or agreements, proxies, easements, encroachments, licenses, rights of way, servitudes or other liens, encumbrances, or restrictions of any kind.

“Environmental Law” means any applicable Law relating to (i) the protection of the environment (including air, water, soil and natural reserves), or (ii) the use, storage, handling, release or disposal of Hazardous Substances, in each case, as in effect on the date of this Agreement.

“Exchange Rate” means, with respect to a particular currency or currencies for a particular day, the relevant mid-point spot rate quote from WM Company at 16:00 hours (Bloomberg reference – WMCo) for such currency into dollars on such date or, if such day is not a Business Day, on the Business Day immediately preceding such day.

“Fundamental Representations” means (a) in respect of Globeleq Holdings, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(c), 3.4(d) and 3.7; and (b) in respect of Mesoamerica, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(b), 3.4(c), 3.4(d) and 3.7.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“GGL” means Globeleq Generation Limited, a company registered in Guernsey with registered number 49728 and registered address at Second Floor, Regency Court, Glategny Esplanade, St. Peter Port, Guernsey GY1 1WW.

“Globeleq Holdings Shareholder Loans” means the shareholder loans from Globeleq Holdings to the Company set forth in Schedule 1.1(a).

“Globeleq Holdings Shares” means the seventy (70) Class A issued and outstanding shares, with a nominal value of US$1.00 per share, in the capital of the Company.

“Globeleq Management Incentive Plan” means that certain management incentive plan entered into between GGL and the eligible employees of GGL and its subsidiaries.

“Governmental Authority” means any applicable federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, board or other regulatory authority or agency, court, tribunal or arbitration panel.

“Group Companies” means, collectively, the Owned Companies, Inversiones and the Company.

“Hazardous Substance” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Immediate Family” means, with respect to any individual, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of that individual, and any individual (other than a tenant or an employee) sharing the household of such individual.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, hedging and swap arrangements or Contracts (including currency and foreign exchange hedging arrangements or Contracts) or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including any earn-out obligations or contingent payment obligations issued or entered into in connection with any acquisition undertaken by such Person), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement other than any trade payables incurred in the ordinary course of business and consistent with the past practices of the applicable Group Company; (c) all obligations under leases which must be, in accordance with IFRS as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness); (d) all obligations of such Person with respect to the factoring and discounting of accounts receivable and other instruments; (e) all obligations, whether contingent or matured, of such Person to reimburse any bank in respect of amounts paid under banker’s acceptances, letters of credit, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements; (f) all refundable grants from any Governmental Authority which are, as of the date of this Agreement or which must be, in accordance with IFRS as in effect on the date of this Agreement, recorded as a liability on the financial statements of such Person; (g) all obligations of the type referred to in clauses (a) through (f) of any other Person the payment of which such Person is liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Encumbrance).

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Information” means all information, received or obtained, whether before, on or after the date of this Agreement (including that which is disclosed orally or in writing or represented by computer data or any other form of media) which is used in or otherwise relates to (a) any Group Company; (b) the business of any Group Company; (c) the documents and information contained or made available in the electronic data room established in relation to the Transactions; (d) any other party including, where that other party is Globeleq Holdings, a member of the Actis Group, where that other party is Mesoamerica, any Affiliate of Mesoamerica and, where that other party is the Purchaser, any Affiliate of the Purchaser; (e) the provisions or the subject matter of this Agreement and/or any claim or potential claim hereunder; (f) the negotiations relating to this Agreement; and/or (g) the Transactions and any other information received or obtained as a result of entering into or performing the Transactions.

“Intellectual Property” means, with respect to a Person, all intellectual property, whether arising under statute or common law, including patents, patent applications, copyrights, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and internet domain names owned or filed by such Person as of the date hereof.

“Intercompany Transactions” means any Contracts (including Contracts constituting Indebtedness) that are both solely between a member of the Group Company and another member of the Group Company and with respect to which the Group Companies acting alone and without further action consent, notice, or inaction of any other party may amend, waive or terminate such Contracts (or any provision thereof).

“Knowledge” (a) with respect to the Sellers or any Group Company means the actual knowledge, after due inquiry, of Marisa Bascope, Jay Gallegos, Rodolfo Echeverria, Sean Porter, Allan Broide and Alexander Rojo; and (b) with respect to the Purchaser, means the actual knowledge, after due inquiry, of Rik Gadhia, Michael Bonsignore, Eduardo Barros and Javier Areitio Bereinuca.

“Laws” means, collectively, all laws, statutes, ordinances, codes, rules, regulations, decrees, orders, or judicial, arbitral, administrative or regulatory judgments, decisions, rulings or awards issued by any Governmental Authorities.

“Leakage” means, without duplication, (a) any direct or indirect payment or transfer of cash, assets, or properties (tangible or intangible), or any Contract to make any payment or transfer of cash, assets or properties (tangible or intangible), by, from or for the account of any Group Companies to or for the benefit of a Seller or any member of a Seller’s Group (other than any Group Companies), in respect of (i) any interest payments, dividends (in cash or in specie) or distributions (including in the form of a capital reduction or share repurchases); (ii) any loan or security or right (including options and similar rights) or payments in respect thereof; (iii) any waiver, forgiveness or discount of any amounts due to any Group Company; (iv) any assumption of any Liability of, or for the benefit of, a Seller or any member of a Seller’s Group (other than the Group Companies); (v) any other return of capital, reimbursement, refund or any other transfer of any cash, assets or properties (tangible or intangible); and (vi) any Contract by any Group Company to make any of the foregoing payments or transfers of cash, assets or properties (tangible or intangible), in each case, to the extent occurring since the date of the Interim Financial Statements through the Closing; (b) any Losses with respect to any Related Party Agreement (excluding any such agreement or arrangement with respect to an individual serving as an officer, director or employee of the Group Companies) not terminated on or prior to the Closing; (c) any Non-Compliant Indebtedness; and (d) any Transaction Expenses; provided, however, that for the avoidance of doubt, Leakage shall not include any Permitted Leakage.

“Lease” means a lease related to the Leased Real Property to which a Group Company is a party involving aggregate payments in excess of US$100,000 per annum.

“Leased Real Property” means any material real property leased by the Group Companies, pursuant to a Lease that may not be terminated at will by and without penalty or Loss to the relevant Group Company.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Long Stop Date” means the later of the date that is (a) the six (6) month anniversary of the date of this Agreement; and (b) if either a Seller or the Purchaser notifies the other parties in writing at least five (5) days prior to the expiration of the period specified in clause (a) above to extend such date, the date that is the nine (9) month anniversary of the date of this Agreement.

“Losses” means any and all losses, damages, fines, fees, penalties, assessments, deficiencies, Liabilities, charges, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees and costs and expenses (including reasonable attorneys’ fees and disbursements).

“Material Contracts” means all of the following Contracts to which, as of the date of this Agreement, any Group Company is a party, or is subject or bound: (a) Contracts with Persons (other than any Intercompany Transactions) that involve aggregate payments or other consideration in excess of US$100,000 per annum and which are not terminable by the applicable Group Company at will and without penalty or Loss on ninety (90) days’ notice or less, (b) Contracts respecting any Indebtedness of any Group Company, (c) joint venture agreements, partnership agreements, limited liability agreements, teaming agreements and joint development agreements, (d) Contracts which restrict the ability of any Group Company to engage in the type of business in which it is currently principally engaged (including any Contracts that contain non-competition, non-solicitation or no-hire restrictions restricting the conduct or operations of the business of any Group Company), (e) Contracts with “most-favored-nations” terms, (f) Contracts that require any Group Company to purchase or sell a stated portion of the requirements or outputs of the Company or any Subsidiary, or that contains “take or pay” provisions, (g) Contracts which contain an earn-out obligation or a similar contingent purchase price obligation, (h) Contracts to sell electrical energy, capacity or power to any Person, (i) the Project Contracts, (j) Contracts regarding the supply of equipment for any Project to the extent not being supplied under the Project Contracts and any warranties or guarantees with respect to such equipment, (k) each Lease related to the Leased Real Property, (l) Related Party Agreements other than any Related Party Agreement that is terminated on or prior to the Closing or which pursuant to Section 6.9 is not required to be terminated, (m) any other Contract committing any Group Company to enter into any of the foregoing Contracts, or (n) any Contract which, if terminated or breached, would have a Business Material Adverse Effect.

“Mesoamerica Shareholder Loans” means the shareholder loans from Mesoamerica to the Company set forth in Schedule 1.1(b).

“Mesoamerica Shares” means the thirty (30) Class B issued and outstanding shares, with a nominal value of US$1.00 per share, in the capital of the Company.

“Non-Compliant Indebtedness” means any Indebtedness issued in violation of or breach of Section 6.13.

“Organizational Documents” means, with respect to any Person, as applicable, the certificate of incorporation, articles of incorporation, shareholders agreement, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such Person.

“Orosi EPC” means the turnkey engineering, procurement and construction agreement, dated as of November 22, 2013, by and between Inversiones Eólicas de Orosí Dos, S.A., a company incorporated and existing under the laws of the Republic of Costa Rica (as Seller), and Gamesa Wind US LLC, a Delaware limited liability company (as Contractor), in connection with the construction of the Orosi Project.

“Orosi Project” means a 50 MW wind power plant known as Orosi Wind Project, consisting of twenty-five (25) wind turbine generators and related facilities located in Quebrada Grande, Guanacaste Province, Costa Rica.

“Other Claims” means claims for any Losses by a Purchaser Indemnified Party pursuant to the terms of Section 8.2(b).

“Owned Companies” means each of the companies set forth in Section A of Schedule 1.1.

“Owned Real Property” means any material real property owned in fee simple by any Group Company, together with all buildings, structures, fixtures and improvements erected thereon, and all rights, privileges, easements, licenses and other appurtenances relating thereto.

“Permitted Encumbrances” means (a) any statutory Encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with IFRS; (b) any mechanics’, carriers’, workers’ and repairers’ liens arising or incurred in the ordinary course of business that are not resulting from a breach, default or violation by any Group Company of any Contract or Law; (c) any Encumbrances arising pursuant to the Agreed Project Contracts; (d) any easements, rights of way, zoning ordinances and other similar encumbrances affecting any property of any member of the Group Companies; and (e) any other Encumbrances that do not materially impair the use of the underlying property in the ordinary course of business of the applicable Group Company.

“Permitted Leakages” means (a) those matters set forth or referred to in Schedule 1.1(c); or (b) any other permitted Leakage authorized or consented to by the Purchaser, in each case, solely to the extent constituting Leakage under clause (a) of the definition of “Leakage”.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, trust, joint venture, other business entity or Governmental Authority.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes of any Group Company attributable to any Pre-Closing Tax Periods, and (b) any and all Taxes that may be asserted against, or paid, suffered or incurred by any Purchaser Indemnified Party that arise out of or result from (including any allegations of third parties that if true would constitute) any inaccuracy in or any breach of any representation and warranty set forth in Section 4.8.

“Projects” means each of the following projects: (a) a 24 MW wind power plant known as Plantas Eólicas, located in Tilarán, Guanacaste Province, Costa Rica, (b) a 126 MW wind power plant known as the Cerro de Hula Plant, located in the Municipalities of Santa Ana and San Buenaventura, Honduras, (c) a 44 MW wind power plant known as Eolo Wind Plant, located in Rivas, Nicaragua, and (d) the Orosi Project.

“Project Contract” means any generation license, power purchase agreement, turbine supply agreement, engineering procurement and construction agreement, balance of plant agreement, interconnection or connection agreement, operations and maintenance agreement, management services agreement, concession agreement and any similar agreement or Contract or document and ancillary agreement executed or delivered in connection therewith.

“Purchaser Material Adverse Effect” means a material adverse effect on the enforceability of the Purchaser’s obligations under this Agreement or the Purchaser’s ability to execute, deliver or perform its obligations under this Agreement in a timely manner or to consummate the Transactions contemplated by this Agreement without material delay.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Relevant Proportion” means, in respect of Globeleq Holdings, seventy percent (70%), and, in respect of Mesoamerica, thirty percent (30%).

“Restricted Provisions” means any provision, or any Contract committing a Person to enter into any Contract with any provision, with respect to any of the following terms or conditions: (a) the applicable interest rate, escalators to such rate (other than customary “flex” provisions included as part of a commitment letter for Indebtedness to facilitate loan syndication) or any other terms or conditions materially affecting the interest rate or the manner in which such rate is calculated or the manner (including amount and timing) in which such interest is paid; (b) matters affecting when prepayments can be made (including any terms requiring additional actions or payments upon a prepayment or early termination); and (c) any prepayment penalties, “make-whole” or other similar payments or penalties (including any penalties, fees, or other payments required to be made upon cancelation or termination of the applicable Contract or financing).

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union, or the United Nations that prohibit or restrict dealings with such country or its nationals (as of the effective date of this Agreement, Sanctioned Countries include Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions Target” means any Person on the Specially Designated Nationals and Blocked Persons List issued by the United States Treasury Department, Office of Foreign Assets Control (http://www.treas.gov/offices/enforcement/ofac/sdn/index.html) or any other Person that because of its domicile or ownership is targeted under any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, as collectively interpreted and applied by the United States government at the prevailing point in time.

“Seller Marks” means any names, trademarks (whether registered or unregistered), service marks, trade, business and company names, internet domain names, email addresses, marks, slogans, designs, trade dress, logos and other designations of source or origin, together with the goodwill symbolized by any of the foregoing used by the Group Companies as of the Closing Date that comprise or contain the words “Globeleq” and/or “Mesoamerica” in any language or character.

“Seller’s Group” means (a) in respect of Globeleq Holdings, (i) Globeleq Holdings, its parent undertakings and the subsidiary undertakings of Globeleq Holdings and of such parent undertakings, in each case, from time to time but excluding, for the avoidance of doubt, any investor in any Actis Fund; (ii) any member of the Actis Manager Group from time to time; and (iii) prior to the Closing only, each of the Group Companies; and (b) in respect of Mesoamerica, (i) Mesoamerica, its parent undertakings and the subsidiary undertakings of Mesoamerica and of such parent undertakings; and (ii) prior to the Closing only, each of the Group Companies. A “member of a Seller’s Group” shall be construed accordingly. For the avoidance of doubt, after the Closing, each Group Company shall no longer be part of either Seller’s Group.

“Seller’s Group Commitment” means any or all of the Commitments set forth in Schedule 6.9(b) given or entered into by a Seller and/or any other member of such Seller’s Group (other than a Group Company) in respect, and to the extent, of obligations or liabilities (whether actual or contingent, past, present or future) of any Group Company.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to a Person, a Person of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person and/or its Subsidiaries. Unless the context otherwise requires, with respect to the Company, the term “Subsidiary” herein shall mean each of the Subsidiaries of the Company, including each Owned Company.

“Tax” means any foreign, federal, state, county, local or other income, value added, sales and use, customs, excise, franchise, real and personal property, ad valorem, alternative, add-on minimum, abandoned property, gross receipt, capital stock, production, business and occupation, utility, disability, employment, unemployment, payroll, severance, social security (or similar, including FICA), workers’ compensation, environmental, natural resources, estimated, gains, real property gains, gross income, net income, profits, windfall profits, premium, net worth, inventory, license, registration, service, stamp, transfer, withholding or similar taxes, levies, fees, imposts, duties, assessments or charges of whatever kind imposed by a Taxing Authority, including (a) all interest, additions, surcharges, fees, penalties, assessments or additions related thereto or imposed with respect thereto and (b) liabilities for Taxes as a transferee or successor, by contract or pursuant to Treasury Regulations Section 1.1502-6.

“Tax Return” means any return, declaration, report, statement, information statement or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by any Group Company (and any exhibits, schedules or amendments thereto).

“Taxing Authority” means any legislature, agency, bureau, branch, department, division, regulatory authority, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers authorized to impose any interest, penalty, addition or Tax.

“Transaction Documents” means, collectively, this Agreement and any other Contracts, documents, certificates, instruments, letters or related materials contemplated hereby or thereby or to be delivered in connection herewith or therewith (including the Transactions) or such other agreements as any Seller (or Affiliate of any Seller) and the Purchaser agree to constitute as “Transaction Documents”.

“Transaction Expenses” means, to the extent incurred as of the Closing, (a) the aggregate amount of all out-of-pocket fees, Liabilities and expenses incurred or payable by any Group Company after April 30, 2015 for: (i) the negotiation, preparation and execution of this Agreement and the Transaction Documents; (ii) the performance and consummation of the transactions contemplated hereby or thereby (including the Transactions); (iii) any bonuses, severance or compensation paid or payable by any Group Company as a result of or in connection with the consummation of the Transactions except for any amounts paid or payable pursuant to Globeleq Management Incentive Plan for which Sellers or Sellers’ Affiliates (including Globeleq Holdings) is liable pursuant to Section 6.9; (b) one-half of any fees, costs and expenses (including attorneys’ fees and disbursements of any lenders) paid or required to be paid in connection with obtaining any consents and approvals set forth on Schedule 7.1(a) (excluding any attorney’s fees or disbursements of the Group Companies’ attorneys); and (c) one-half of all Transfer Taxes.

“Transactions” means the transactions contemplated by this Agreement.

“Turbine Commission Completion Certificate” has the meaning given to such term in the Orosi EPC.

Section 1.2 Other Defined Terms.

(a) Other terms defined are in the other parts of this Agreement indicated below:

Accounting Firm	51	Calculated Leakage	24
Act	20	Closing Cash Purchase Price	23
Action	29	Closing Cash Purchase Price Interest	23
Actis Manager Group	20	Closing Certificate	23
Adjusted Interim Financial Statements	51	Closing Date	26
Admitted Liability	57	Closing Purchase Price	23
Affiliate	20	Company	7
Alternative Transaction	45	Company Group Related Party Agreement	38
Anti-Bribery Laws	33	Company Plan	36
Audited Financial Statements	31	Corporate Actions	42
Bankruptcy and Equity Exception	28	Dispute	66
Base Purchase Price	22	Dispute Notice	24
Calculated Additional Equity	24

Dispute Statement	58	Negative Amount	26
Escrow Agent	23	Payments	33
Escrow Agreement	23	Permits	38
Estimated Additional Equity	23	Positive Amount	26
Estimated Leakage	23	Purchase Price	22
Exclusivity Period	45	Purchaser	7
Final Determination Date	26	Purchaser Guaranteed Obligations	67
Final Purchase Price	25	Purchaser Guarantor	7
Final Statement	25	Purchaser Indemnified Parties	55
Financial Statements	31	Related Party Agreements	38
Globeleq Holdings	7	Released Claim	48
Globeleq MIP Payer Company	47	Restraints	53
Group Company Shares	31	Rules	66
ICC	66	Seller	7
Indemnity Amount	56	Seller Indemnified Parties	56
Independent Accounting Firm	25	Seller Related Directors and Officers	46
Interim Financial Statements	31	Seller Related Parties	48
Interim Financial Statements Adjustment	51	Seller Related Party Agreement	38
Inversiones	7	Seller Released Claim	48
Material Permits	38	Sellers	7
Mesoamerica	7	Special Policy	51
Metta Lagoon	7	Specific Line Items	51
MIP Employer	47	Statement	24
MIP Employer Tax Amount	47	Support Letter	7
MIP Payment	47	Survival Date	55
MIP Recipient	47	Total MIP Amount	47
MIP Tax Liability	47	Transfer Taxes	45

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) for the purposes of the definitions of “Actis Manager Group” and “Affiliate”, (A) a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Companies Act 2006 (the “Act”) and, for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s subsidiaries is a member of that other person or, if any shares in that other person are held by a person acting on behalf of it or any of its subsidiaries; and (ii) a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Act. A subsidiary and a subsidiary undertaking shall include any Person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

(ii) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(iii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iv) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(v) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) all terms defined in this Agreement have their defined meanings when used in any certificate or other Transaction Document made or delivered pursuant hereto, unless otherwise defined therein;

(vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(x) references to a Person are also to its permitted successors and assigns;

(xi) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(xii) after the Closing, any reference to the “Affiliates of a Seller”, “Affiliates of Mesoamerica”, the “Actis Group” and the “Actis Manager Group” shall not include any Group Company;

(xiii) unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and

(xiv) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS or GAAP (as applicable).

(c) When Additional Equity is provided or Leakage occurs, in each case, other than in dollars, such Additional Equity or Leakage (as the case may be) for the purpose of this Agreement shall be translated into dollars at the Exchange Rate on the date such Additional Equity is provided or such Leakage occurs (or, if such day is or was not a Business Day, on the Business Day immediately preceding such day).

(d) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that neither party shall be considered the drafter hereof and that this Agreement not be construed more strictly with regard to one party than to any other.

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement:

(a) Globeleq Holdings shall sell, transfer, assign, convey and deliver to the Purchaser (or the Purchaser’s designee), and the Purchaser (or the Purchaser’s designee) shall purchase and accept from Globeleq Holdings, the Globeleq Holdings Shares and the Globeleq Holdings Shareholder Loans; and

(b) Mesoamerica shall sell, transfer, assign, convey and deliver to the Purchaser (or the Purchaser’s designee), and the Purchaser (or the Purchaser’s designee) shall purchase and accept from Mesoamerica, the Mesoamerica Shares and the Mesoamerica Shareholder Loans.

Section 2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid to the Sellers for the Company Shares and the Company Shareholder Loans shall be an amount equal to:

(a) US$350,000,000 (the “Base Purchase Price”); plus

(b) the amount of all Additional Equity provided by the Sellers or their Affiliates (other than any Group Company) pursuant to Section 6.12; minus

(c) an amount equal to the amount of any Leakage (other than the amount of any Permitted Leakage); plus or minus

(d) an amount equal to the Interim Financial Statements Adjustment as determined by the Accounting Firm pursuant to Section 6.17 (if a deficiency, then such Interim Financial Statements Adjustment shall reduce the Purchase Price and if an excess, then such Interim Financial Statements Adjustment shall increase the Purchase Price); minus

(e) US$2,000,000.

The Purchase Price shall be further adjusted in accordance with, and be payable as provided in, Sections 2.3 and 2.4.

The “Closing Cash Purchase Price” means (i) if on or prior to the Closing Date, “Substantial Completion Certificates” (as such term is defined in the Orosi EPC) have been issued by the Contractor (as such term is defined in the Orosi EPC) and countersigned by the Owner (as such term is defined in the Orosi EPC), an amount equal to the Closing Purchase Price; or alternatively (ii) if on or prior to the Closing Date, “Substantial Completion Certificates” have not been issued by the Contractor and countersigned by the Owner, an amount equal to the sum of (A) the Closing Purchase Price, minus (B) the Deferred Orosi Purchase Price.

The “Closing Purchase Price Interest” means an amount equal to the interest accrued on the Closing Purchase Price at a rate equal to fifteen percent (15%) per annum computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed from (and including) September 30, 2015 and to (but not including) the Closing Date.

Section 2.3 Method of Payment.

(a) At least three (3) Business Days prior to the Closing Date, the Sellers shall provide the Purchaser with a notice (the “Closing Certificate”) setting forth in reasonable detail the Sellers’ calculation of the Purchase Price (the “Closing Purchase Price”) payable by the Purchaser pursuant to Section 2.2, including Sellers’ good faith estimate of any Additional Equity (the “Estimated Additional Equity”) and of any Leakage (the “Estimated Leakage”), in each case specifying each component thereof, together with any available supporting documentation.

(b) The Relevant Proportion of the Closing Cash Purchase Price and the Closing Purchase Price Interest on such amount, if applicable, shall be paid by the Purchaser to each Seller at Closing in cash by wire transfer of immediately available funds to such account as such Seller may direct by written notice to the Purchaser.

(c) If on or prior to the Closing Date, “Substantial Completion Certificates” have not been issued by the Contractor and countersigned by the Owner:

(i) On the Closing Date, the Purchaser shall deposit the Deferred Orosi Purchase Price in escrow with a bank to be agreed between the parties as the escrow agent (the “Escrow Agent”) pursuant to an escrow agreement to be executed by and among the Escrow Agent, the Purchaser and the Sellers in a form to be agreed between the parties and the Escrow Agent (the “Escrow Agreement”).

(ii) On the earlier of (A) the date the “Substantial Completion Certificates” are issued by the Contractor and countersigned by the Owner and (B) December 31, 2015, the Relevant Proportion of the Deferred Orosi Purchase Price (including any interest earned thereon in the applicable escrow account and less one-half of any fees of the Escrow Agent with respect to such escrow account if not otherwise paid by Sellers prior to such release pursuant to the final sentence of this Section 2.3(c)(ii)) shall be released by the Escrow Agent to each Seller in cash by wire transfer of immediately available funds to such account as such Seller may direct by written notice to the Escrow Agent. The Escrow Agreement shall provide that the Deferred Orosi Purchase Price shall be released by the Escrow Agent to the Sellers on the earlier of (x) delivery of joint instructions from the Sellers and the Purchaser to the Escrow Agent

(which the parties shall deliver no later than two (2) Business Days after the date on which the “Substantial Completion Certificates” have been issued by the Contractor and countersigned by the Owner), (y) December 31, 2015, and (z) delivery of a final non-appealable order of a court of competent jurisdiction requiring such release. Any fees and expenses of the Escrow Account and the Escrow Agent shall be borne equally between the Purchaser, on the one hand, and the Sellers, on the other hand.

Section 2.4 Post-Closing Purchase Price Adjustment.

(a) Within sixty (60) days following the Closing Date, the Purchaser shall provide to the Sellers a notice (the “Statement”) setting forth and certifying in reasonable detail the Purchaser’s calculation of the Purchase Price, calculated pursuant to Section 2.2, and the Purchaser’s good faith estimate of any Leakage (the “Calculated Leakage”) and of any Additional Equity (the “Calculated Additional Equity”), in each case, including each component thereof and supporting documentation. After the date that the Purchaser delivers the Statement to the Sellers and until the completion of the Final Statement, the Purchaser shall provide, and the Purchaser and the Company shall cause each Group Company to provide, the Sellers and any accountants (and/or other representatives) of the Sellers with reasonable access, in such manner as to not interfere with the normal operations of any Group Company, during normal business hours, upon reasonable advance notice, under reasonable circumstances and subject to restrictions under applicable Law, to (and the right to examine) the relevant properties, books, work papers, records and materials of any Group Company for purposes of reviewing the Statement, disputing the Statement and/or agreeing upon a Final Statement; provided, however, that all information provided to a Seller, its accountants and any of their respective representatives shall be deemed to be “Information” for purposes of this Agreement and shall be kept confidential in accordance with Section 6.3 hereof. In the event that the Purchaser fails to deliver the Statement to the Sellers within sixty (60) days following the Closing Date, the Closing Certificate shall automatically become the Final Statement, the Estimated Leakage shall automatically become the Calculated Leakage, the Estimated Additional Equity shall become the Calculated Additional Equity, and each shall be final and binding on the Purchaser and each Seller, and no further adjustment of any kind shall be made pursuant to this Section 2.4.

(b) The Sellers shall have thirty (30) days after the Purchaser’s delivery to the Sellers of the Statement during which to notify the Purchaser in writing (a “Dispute Notice”) of any dispute of any item, calculation or other matter contained in the Statement, which Dispute Notice shall set forth in reasonable detail a description of the dispute, and the adjustments to the Statement, the Calculated Leakage and the Calculated Additional Equity that the Sellers believe should be made. If the Sellers do deliver a Dispute Notice during such thirty (30) day period, then only those items, calculations and other matters that are specified in such Dispute Notice shall be deemed in dispute and all other items, calculations and matters set forth in the Statement shall be final and binding upon the Purchaser and each Seller. If the Sellers fail to deliver a Dispute Notice to the Purchaser within such thirty (30) day period or if the Sellers at any time during such thirty (30) day period notify the Purchaser in writing that the Sellers agree with the Statement in its entirety, then the Statement shall become final and binding upon the Purchaser and each Seller, and shall be deemed to be the Final Statement. In the event that the Sellers shall deliver a Dispute Notice to the Purchaser within such thirty (30) day period, the Purchaser and each Seller shall cooperate in good faith to resolve any dispute(s) specified therein as promptly as possible and any resolution by them as to any items, calculations and other matters specified in the Dispute Notice shall be final and binding on the Purchaser and each Seller.

(c) If the Purchaser and the Sellers are unable to resolve any dispute specified in a Dispute Notice within thirty (30) days of the Sellers’ delivery of such Dispute Notice, such dispute shall be resolved by a jointly-selected, nationally-recognized accounting firm (the “Independent Accounting Firm”) retained by the Sellers and the Purchaser to resolve any remaining disputes between the Purchaser and the Sellers specified in the Dispute Notice. The Independent Accounting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the applicable definitions herein of the applicable disputed items, and only with respect to the remaining disputed items, calculations and other matters specified in the Dispute Notice, whether and to what extent, if any, the Statement requires adjustment. In resolving any disputed item calculation or other matter specified in a Dispute Notice, the Independent Accounting Firm may not assign a value to any item calculation or other matter greater than the greatest value for such item or other matter claimed by either party or less than the smallest value for such item calculation or other matter claimed by either party. If the Purchaser and the Sellers cannot jointly agree on an Independent Accounting Firm, the Purchaser and the Sellers shall each submit to their respective accountants the name of an accounting firm (which shall not be one of their respective accounting firms), and the Independent Accounting Firm shall be selected by lot from these firms by the respective accountants of the parties. The Independent Accounting Firm shall be instructed by the Purchaser and the Sellers to use commercially reasonable efforts to perform its services within thirty (30) days after submission of the Statement and the Dispute Notice to it and, in any case, as soon as practicable after submission. The “Final Statement” shall be deemed to be (i) the Closing Certificate if no Statement is delivered by the Purchaser within the sixty (60) day period specified in Section 2.4(a); (ii) the Statement if no Dispute Notice is delivered by the Sellers within the thirty (30) day period specified in Section 2.4(b); (iii) the Statement if the Sellers notify the Purchaser in writing that the Sellers agree with the Statement in its entirety at any time during the thirty (30) day period specified in Section 2.4(b); or (iv) if a Dispute Notice is delivered by the Sellers within the thirty (30) day period specified in Section 2.4(b), the Statement as adjusted by (A) the written agreement of the Sellers and the Purchaser and/or (B) the written determination of the Independent Accounting Firm. The Final Statement shall be final and binding on the Purchaser and each Seller. Any fees and expenses relating to the engagement of the Independent Accounting Firm shall be borne equally between the Purchaser, on the one hand, and the Sellers, on the other hand.

(d) Within five (5) Business Days after the date that the Statement becomes the Final Statement in accordance with Section 2.4(c), the Closing Purchase Price with respect to any Leakage and Additional Equity shall be adjusted (if required) as follows (such Closing Purchase Price as so adjusted the “Final Purchase Price”):

(i) if the Calculated Leakage as set forth in the Final Statement is greater than the Estimated Leakage, the Purchase Price shall be adjusted downward in an amount equal to the difference between the Calculated Leakage as set forth in the Final Statement and the Estimated Leakage; or

(ii) if the Calculated Leakage as set forth in the Final Statement is less than the Estimated Leakage, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Calculated Leakage as set forth in the Final Statement and the Estimated Leakage; and

(iii) if the Calculated Additional Equity as set forth in the Final Statement is greater than the Estimated Additional Equity, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Calculated Additional Equity as set forth in the Final Statement and the Estimated Additional Equity; or

(iv) if the Calculated Additional Equity as set forth in the Final Statement is less than the Estimated Additional Equity, the Purchase Price shall be adjusted downward in an amount equal to the difference between the Calculated Additional Equity as set forth in the Final Statement and the Estimated Additional Equity.

The date the Final Purchase Price is determined pursuant to this Section 2.4(d) is referred to herein as the “Final Determination Date”.

If the Final Purchase Price as reflected in the Final Statement exceeds the Closing Purchase Price (such difference, the “Positive Amount”), the Relevant Proportion of the Positive Amount shall be paid by the Purchaser to each Seller within five (5) Business Days of the Final Determination Date in cash by wire transfer of immediately available funds to such account as such Seller may direct by written notice to the Purchaser. If the Closing Purchase Price exceeds the Final Purchase Price as reflected in the Final Statement such difference (the “Negative Amount”), the Sellers shall pay such Negative Amount to the Purchaser within five (5) Business Days of the Final Determination Date in cash by wire transfer of immediately available funds to such account as the Purchaser may direct by written notice to the Sellers.

Section 2.5 Closing. The Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the fifth Business Day following the satisfaction or waiver of all conditions set forth in Article VII (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time or place as the Purchaser and the Sellers mutually agree in writing (the “Closing Date”); provided, however, that, unless agreed by the Purchaser, in no event shall the Closing occur prior to July 31, 2015. Except as otherwise provided in this Agreement, all actions and all documents to be executed and delivered at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no such action shall be deemed taken nor any such documents deemed executed or delivered until all have been taken, delivered and executed.

Section 2.6 Closing Deliveries by the Purchaser. At the Closing the Purchaser shall deliver or cause to be delivered:

(a) to the Sellers, the Closing Cash Purchase Price as provided in Section 2.3;

(b) if Section 2.3(c)(ii) is applicable, to the Sellers and the Escrow Agent, a duly executed copy of the Escrow Agreement;

(c) if Section 2.3(c)(ii) is applicable, the Deferred Orosi Purchase Price to the escrow account with the Escrow Agent as provided in Section 2.3(c) and in accordance with the Escrow Agreement;

(d) to Globeleq Holdings, a duly executed copy of the Assignment and Assumption Agreement for the Globeleq Holdings Shareholder Loans in the form attached hereto as Exhibit A; and

(e) to Mesoamerica, a duly executed copy of the Assignment and Assumption Agreement for the Mesoamerica Shareholder Loans in the form attached hereto as Exhibit B.

Section 2.7 Closing Deliveries by the Sellers. At the Closing, the Sellers or a Seller (as applicable) shall deliver or cause to be delivered to the Purchaser:

(a) in the case of Globeleq Holdings only, a duly executed share transfer form in respect of the Globeleq Holdings Shares in favor of the Purchaser (or the Purchaser’s designee);

(b) in the case of Mesoamerica only, a duly executed share transfer form in respect of the Mesoamerica Shares in favor of the Purchaser (or the Purchaser’s designee);

(c) a copy of an extract of register of members of the Company showing the Purchaser as the registered holder of the Company Shares;

(d) written resignations of the individuals set forth on Schedule 2.7(d) of this Agreement as a director for each of the Group Companies for which such individuals are on the board of directors or other managing boards or administrative bodies, as the case may be, of such Group Companies;

(e) in the case of Globeleq Holdings only, a duly executed copy of the Assignment and Assumption Agreement for the Globeleq Holdings Shareholder Loans in the form attached hereto as Exhibit A;

(f) in the case of Mesoamerica only, a duly executed copy of the Assignment and Assumption Agreement for the Mesoamerica Shareholder Loans in the form attached hereto as Exhibit B; and

(g) if Section 2.3(c)(ii) is applicable, a copy of the Escrow Agreement, duly executed by such Seller.

Section 2.8 No Withholding. The Closing Purchase Price shall be paid pursuant to Section 2.3 without deduction (other than as set forth in Section 2.3(c) with respect to the Deferred Orosi Purchase Price) and shall be made at Closing free and clear of any withholding for or on the account of any Taxes; provided, however, that nothing in this Section 2.8 shall effect, limit, or preclude indemnification or recovery with respect to any such Taxes or withholding on account of such Taxes pursuant to this Agreement or any Transaction Document.

Section 2.9 Purchase Price Allocation. The Purchaser and the Sellers agree that the Purchase Price shall be allocated among the Group Companies in the proportions set forth in Schedule 2.9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLERS

Each Seller represents and warrants to the Purchaser, severally (and not jointly or jointly and severally), as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Corporate Existence; Standing.

(a) Such Seller is duly organized, validly existing and in good current standing under the Laws of its jurisdiction of organization.

(b) Such Seller has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(c) Such Seller is neither in bankruptcy, liquidation or receivership (and no decree, order, judgment, or settlement therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor, to the Knowledge of such Seller, is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Transactions have been, or, in the case of any documents to be executed and delivered at the Closing, will have been duly authorized by all necessary corporate action on the part of such Seller and no other action on the part of such Seller is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all other documents required hereunder to be executed by such Seller (a) have been, or, in the case of Transaction Documents or other documents to be executed and delivered at the Closing, will have been immediately prior to Closing, duly executed and delivered by such Seller and, (b) assuming due authorization, execution and delivery by the other parties thereto, constitute or will constitute, in the case of Transaction Documents or other documents to be executed and delivered at the Closing, the legally valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.3 Non-Contravention. Except as set forth in Schedule 3.3, and assuming all consents set forth in Schedule 7.1(a) are obtained, neither the execution and delivery by such Seller of this Agreement, nor the consummation by such Seller of the Transactions, do or will (i)

conflict with or violate any provisions of its Organizational Documents; (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any material Contract to which such Seller is a party; or (iii) violate, in any material respect, any Law applicable to it.

Section 3.4 Company Shares.

(a) Globeleq Holdings is the legal and beneficial owner of Globeleq Holdings Shares and owns the Globeleq Holdings Shares free and clear of any and all Encumbrances, except as set forth in Schedule 3.4(a).

(b) Mesoamerica is the legal and beneficial owner of Mesoamerica Shares and owns the Mesoamerica Shares free and clear of any and all Encumbrances, except as set forth in Schedule 3.4(a).

(c) The Company Shares comprise all of the issued and outstanding capital stock of the Company. Except for the Organizational Documents of the Group Companies, the Company Shareholders Agreement and the Contracts set forth in Schedule 3.4(c), there are no outstanding or authorized options, warrants, subscription or other Contracts to which any Group Company or such Seller is a party or by which any Group Company or such Seller is bound relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any Group Company or any securities convertible or exchangeable into or evidencing the right to purchase any shares of the capital stock of any Group Company, and there are no plans or arrangements that authorize or permit the issuance or grant to any Person of options or any other right to any shares of the capital stock of the Company.

(d) Except for this Agreement, the Organizational Documents of the Group Companies, the Company Shareholders Agreement and the Contracts set forth in Schedule 3.4(c), there are no voting trusts, membership agreements or other agreements or understandings to which such Seller or any Group Company is a party with respect to the ownership, disposition or voting of the shares of any Group Company.

Section 3.5 Government Approvals. Except as set forth in Schedule 3.5, there are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by such Seller or performance of this Agreement and consummation of the Transactions by such Seller.

Section 3.6 Legal Proceedings. There is no suit, action, claim (including cross-claim or counterclaim), administrative complaints, audit, assessment, arbitration or inquiry, proceeding or investigation (“Action”) pending, or, to the Knowledge of such Seller, threatened, against, relating to or involving such Seller that would reasonably be expected to impair in any material respect the ability of such Seller to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 3.7 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person (except for Credit Suisse Securities (USA) LLC) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions as a result of any action taken by or on behalf of such Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of the Group Companies is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) The Company has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the Transactions. The copies of the Organizational Documents of each of the Group Companies previously made available by the Company to the Purchaser prior to the date hereof are true, correct and complete and are in full force and effect. Each Group Company is duly licensed or qualified and in good standing in each material jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Business Material Adverse Effect.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been, or, in the case of any documents to be executed and delivered at the Closing, will have been duly authorized by all necessary corporate action on the part of the Company and no other action on the part of the Company is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all other documents required hereunder to be executed by the Company have been, or, in the case of Transaction Documents or other documents to be executed and delivered at the Closing, will have been immediately prior to Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes or will constitute, in the case of Transaction Documents or other documents to be executed and delivered at the Closing, the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 4.3 Non-Contravention. Except as set forth in Schedule 4.3, and assuming all consents set forth on Schedule 7.1(a) are obtained, neither the execution and delivery by the Seller and the Company of this Agreement and the Transaction Documents, nor the consummation by the Seller or the Company of the Transactions, does or will (a) conflict with or violate any provision of the Organizational Documents of any Group Company, (b) violate in any material respect, any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any Group Company, or (c) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Material Contract or any Material Permit.

Section 4.4 Capitalization of the Group Companies.

(a) The Owned Companies and Inversiones constitute all of the direct and indirect Subsidiaries of the Company. Schedule 1.1 sets forth the name of each Group Company, including each direct and indirect Subsidiary of the Company and each Owned Company, and, with respect to each, the register address, the jurisdiction of organization, the authorized and issued shares of capital stock, and the stockholders and equity holders of each Group Company. The shares of capital stock described on Schedule 1.1 across from each Group Company’s respective name comprise all of the issued and outstanding capital stock of such Group Company (such capital stock, together with the Company Shares, the “Group Company Shares”). Except as set forth in Schedule 1.1, all of the issued and outstanding Group Company Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Except for this Agreement, the Organizational Documents of the Group Companies, the Company Shareholders Agreement and the Contracts set forth in Schedule 3.4(c), there are no voting trusts, membership agreements or other agreements or understandings with respect to the ownership, disposition or voting of the Group Company Shares.

(c) Except as set forth on Schedule 4.4(c), the Group Companies and the Sellers own of record and beneficially all the issued and outstanding shares of capital stock or equity interests of each Group Company, including the Group Company Shares, free and clear of any Encumbrances, other than Permitted Encumbrances.

(d) Except for the Organizational Documents of the Group Companies, the Company Shareholders Agreement and the Contracts set forth on Schedule 3.4(c) there are no outstanding or authorized options, warrants, subscription or other agreements to which any of the Group Companies is a party or by which it is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of any class or series of its capital stock or any securities convertible or exchangeable into or evidencing the right to purchase any shares of any class or series of its capital stock.

(e) Except for the Group Companies, the Company does not own any shares, partnership interests, membership interests or any other ownership interests in any other Person, and does not have any right or obligation to acquire any such interests in any other Person.

Section 4.5 Financial Statements.

(a) Attached as Schedule 4.5(a)(i) and Schedule 4.5(a)(ii), respectively, are true, correct and complete copies of (i) the audited consolidated balance sheets and statement of operations and comprehensive income, stockholders’ equity and cash flow of the Company and its Subsidiaries as of and for the year ended December 31, 2014 together with the auditor’s report thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet and statements of operations and comprehensive income, stockholders’ equity and cash flow of the Company and its Subsidiaries as of and for the four (4) month period ended April 30, 2015 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.5(a)(iii), the Financial

Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS, have been prepared in accordance with the books of account and other financial records of the Group Companies and have been prepared in conformity with IFRS (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments that are not material individually or in the aggregate).

(b) Other than as set forth on Schedule 4.5(b), each of the Group Companies maintains a standard system of accounting established and administered in accordance with IFRS. Each of the Group Companies has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of such Group Company’s financial reporting and the preparation of Financial Statements for external purposes in accordance with IFRS, (ii) that receipts and expenditures of such Group Company are being made solely in accordance with the authorization of the officers and directors of such Group Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of such Group Company’s assets that could have a material effect on the Financial Statements.

(c) Except as set forth on Schedule 4.5(c), there is no Liability of the Company or any of its Subsidiaries that would be required under IFRS to be reflected on an audited balance sheet, except for Liabilities (i) expressly reflected or reserved for on the Financial Statements, (ii) that have arisen since April 30, 2015 in the ordinary course of the operation of business of the Group Companies, or (iii) which are Transaction Expenses that will be reflected in the Closing Certificate and as adjusted pursuant to the Final Statement. Other than as set forth in the Interim Financial Statement or on Schedule 4.5(c), the Company has no other outstanding Indebtedness.

Section 4.6 Absence of Changes. Except as set forth on Schedule 4.6, since the date of the most recent balance sheet included in the Audited Financial Statements, there has not been any Business Material Adverse Effect. The Group Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice. During the period between April 30, 2015 and the date of this Agreement, no event or transaction has occurred which, if Section 6.1(b) of this Agreement had been in effect during such period, would have constituted a violation of such section.

Section 4.7 Legal Proceedings; Compliance with Laws.

(a) Except as disclosed in Schedule 4.7, there is no Action pending, or, to the Knowledge of the Company, threatened, against, relating to or involving any Group Company, their assets or their respective businesses.

(b) Except as disclosed in Schedule 4.7, neither any Group Company nor any property or asset of any Group Company is subject to any decree, order, judgment, or settlement or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority, in each case except as would not reasonably be expected to be material to the Group Companies, taken as a whole, or as would not materially affect the Sellers’ or the Company’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.

(c) Except as disclosed in Schedule 4.7, the Group Companies and the Material Contracts to which any of them is a party are, and have been since January 1, 2013, in compliance, in all material respects, with all applicable Laws.

(d) Neither any Group Company nor any director, officer, employee, agent, distributor, supplier, Affiliate, representative or any other Person acting for or on behalf of any Group Company (i) has been convicted of any offense under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any corresponding Law (or a predecessor Law) (collectively, the “Anti-Bribery Laws”), nor, to the Company’s Knowledge, are they the subject of, or in any way involved in, any investigation, inquiry or enforcement Actions by any Governmental Authority in any country in which any Group Company does business, and no such investigation is pending or, to the Company’s Knowledge, threatened; (ii) has, directly or indirectly, offered, promised or used any funds or other assets for unlawful contributions, gifts, entertainment or other unlawful expenses or provided any advantage relating to political activity, made any unlawful payment or provided any advantage to any Governmental Authority or official thereof, or to foreign or domestic political parties or campaigns, established or maintained a secret or unrecorded fund, or violated any provision of the Anti-Bribery Laws; (iii) has offered, promised or made any bribes, unlawful rebates, payoffs, influence payments, kickbacks, illegal political contributions, or other illegal payments (including facilitation payments), in the form of cash, gifts, or otherwise (collectively, “Payments”), directly or indirectly, by or on behalf of, or in order to obtain or retain business or an advantage in the conduct of business for, any Group Company to (x) any Governmental Authority or official thereof where such Payment was made to or for the use or benefit of such Governmental Authority or official thereof in violation of Anti-Bribery Laws; (y) any other Person where any part of such Payment would be directly or indirectly given or paid by such Person, or would reimburse such Person, for any Payment previously made, promised or given to any Governmental Authority or official thereof when such Payment could not be made directly and such Payment is in violation of Anti-Bribery Laws; or (z) any Person to induce or reward the improper performance of their duties to their employer or in relation to a function of a public nature, connected with a business, or on behalf of any other organization where such Payment violated any Laws in the country or countries of such Person or applicable to such Persons or the Anti-Bribery Laws; (iv) has, directly or indirectly, requested, received or agreed to receive a payment or other advantage in return for the improper performance of a duty owed to any Group Company; and (v) is engaged in any transactions or dealings with or involving a Sanctioned Country.

(e) Each Group Company is in compliance, in all material respects, with the applicable requirements of all Anti-Money Laundering Laws. To the Company’s Knowledge, no Group Company or any of its officers, directors or shareholders is a Sanctions Target.

Section 4.8 Tax Matters. Except as set forth on Schedule 4.8:

(a) (i) Each of the Group Companies has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns, documents and information required to be filed by it in accordance with applicable Laws and all material Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (ii) all such Tax Returns are true, correct and complete, in all material respects,(iii) no deficiency adjustment with respect to Taxes has been proposed, asserted or assessed in writing against any of the Group Companies, which has not been fully paid or adequately reserved in its Financial Statements in accordance with IFRS; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of any of the Group Companies and no written notice thereof has been received and there are no pending or, to the Knowledge of the Company, threatened actions or proceedings for the assessment or collection of any material Taxes against any of the Group Companies; (v) no Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains outstanding or ongoing; (vi) no Group Company has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (vii) no deficiency or proposed adjustment, which has not been settled or otherwise resolved for any amount of Tax, has been proposed, asserted or assessed by any Governmental Authority against any Group Company, and (viii) there are no material Encumbrances for Taxes on any of the assets or properties of the Group Company, except for Permitted Encumbrances.

(b) The provision or reserve for Tax as of the date of the balance sheet included in the Interim Financial Statements is sufficient, in accordance with IFRS, to cover all liabilities for Tax as of the date of such Financial Statements. To the Knowledge of the Company, no further provision or reserve, additional to those required under IFRS, is necessary to cover any liability for Tax as of the date of such Financial Statements.

(c) No Group Company is delinquent in the payment of any Tax.

(d) The Group Companies have withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all social security contributions (including any employer contributions) due and payable by the Group Companies have been timely made in accordance with applicable Law.

(e) None of the Group Companies is party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(f) No withholding by any Group Company or the Purchaser for or on the account of any Taxes is required in connection with any payment made pursuant to the Transactions or the payment of the Purchase Price pursuant to Section 2.3, in any case where a Group Company or the Purchaser would bear the economic cost of or have any Liability with respect to such withholding, nor shall any Group Company or the Purchaser have any Liability with respect to any such Taxes or withholding with respect to which a Group Company or the Purchaser would bear the economic cost of or have any Liability with respect to such withholding. Eolonica S.A. and Administracion de Energias Renovables S.A. have no assets deemed to be economically invested in Panama (as defined by Royal Decree n.135 (Decreto Ejecutivo n.135 de 6 de febrero de 2012)) and they have not obtained any income since their formation that was or should have been subject to taxation in Panama.

Section 4.9 Environmental Matters. Except as disclosed in Schedule 4.9:

(a) No Group Company has (i) received any written communication from any Governmental Authority that alleges that it is not in compliance with any Environmental Law or subject to liability under any Environmental Law, and (ii) notice or Knowledge of any suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or threatened against it, or any real property owned, operated or leased by it;

(b) No Group Company has entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws;

(c) Each Group Company holds, and is in material compliance with, all Permits required for it to conduct its business under Environmental Laws, and is in compliance with all Environmental Laws, except as would not reasonably be expected to have a Business Material Adverse Effect;

(d) To the Knowledge of the Company, no Group Company has any known or suspected asbestos-containing materials on, at or under any property held by it; and

(e) To the Knowledge of the Company, no Group Company has disposed of, or arranged for the disposal of, Hazardous Substances at any location owned, leased or operated by it in violation of applicable Environmental Laws.

Section 4.10 Contracts; No Defaults.

(a) Schedule 4.10 lists (by reference to the applicable subsection of the definition of Material Contracts) all of the Material Contracts described in clauses (d), (e), (f), and (g) of the definition of “Material Contracts.” True, correct and complete copies of the Material Contracts have been delivered to or made available to the Purchaser or its agents or representatives prior to the date hereof.

(b) All Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). There is no existing material default or material breach by the Company under any Material Contract and, to the Company’s Knowledge, there is no material default or breach with respect to any third-party to any Material Contract. No Group Company has received any written claim or notice of material breach of or material default under any Material Contract. To the Company’s Knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract (in each case, with or without notice or lapse of time, or both).

Section 4.11 Insurance. The Group Companies are covered by insurance policies which are prudent in light of the activities carried out by it, and in amounts (and with those deductibles) consistent with prudent industry practice for Persons of comparable size engaged in business similar to that of the Group Companies with project in similar locations, and such policies comply with the requirements under applicable Laws. With respect to each such insurance policy covering the Group Companies, (a) such insurance policy is in full force and effect and (b) no written notice of cancellation or termination has been received by the Company or any of its Affiliates with respect to any such insurance policy. Neither Company nor any of its Affiliates (including the Group Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each insurance policy. The insurance policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Group Companies.

Section 4.12 Employment Matters. Except as disclosed in Schedule 4.12:

(a) Each Group Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws relating to terms and conditions of employment, working time, social security, health and safety, wages and hours, discrimination, immigration, workplace safety and health, layoffs, dismissals, terminations, severance and redundancies, plant or facility closings, classification of independent contractors, and workers’ compensation;

(b) There is no material employment or employment practice related charge, complaint, claim, action, grievance, arbitration, investigation, unfair labor practice, or other proceeding pending or, to the Company’s Knowledge, threatened against such relevant Group Company;

(c) Each Benefit Plan that is maintained, administered or contributed to by the Group Companies for employees or former employees of the Group Companies (each, a “Company Plan”) has been maintained, administered and contributed to in compliance with its terms and the requirements of any applicable Laws in all material respects;

(d) All contributions required to be made with respect to any Company Plan on or before the date hereof and as of the Closing have been made and all obligations in respect of each Company Plan as of the date hereof and as of the Closing have been accrued and reflected in the Company’s financial statements to the extent required by IFRS;

(e) Neither the execution and delivery of this Agreement or the Transaction Documents to be executed and delivered by the Company nor the consummation of the transactions contemplated hereby or thereby (including the Transactions) will (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming payable by the Group Companies to any director, officer, employee or contractor of the Group Companies under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits or rights under any Company Plan, (iv) required any contributions or payments to fund any obligations under any Company Plan, or (v) limit the right to merge, amend or terminate any Company Plan;

(f) The Group Companies are not in material breach of any employment agreement and have not failed to pay when due any wages, bonuses, commissions, benefits, Taxes, penalties or assessments or other monies owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, contractor or other agent;

(g) With respect to the Company Plans, no Actions (other than routine individual claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened; and

(h) No penalty, fine or other amount is payable by any Group Company in the event of the termination of any Contract entered into by such Group Company with any director, officer, employee or contractor of the Group Company in excess of mandatory minimum severance amounts payable under applicable Law or any collective bargaining agreement.

Section 4.13 Intellectual Property.

(a) Except as it relates to the Seller’s Marks, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to a right to limit, terminate, or consent to the continued use of any Intellectual Property material to the businesses of the Group Companies as currently conducted. No Group Company has received any written communication alleging that any Intellectual Property of a Group Company is invalid or unenforceable, or challenging the applicable Group Company’s ownership of or right to use Intellectual Property, and the Company is not aware of any basis for any such claim.

(b) No Group Company is or has been party to any unresolved Action relating to any claim that the business of the Group Companies, the Group Companies’ products or services, or the use of any Intellectual Property by the Group Companies, has infringed, misappropriated, diluted or otherwise violated the intellectual property rights of any third party.

Section 4.14 Property; Permits.

(a) With respect to the Real Property: (i) a Group Company has good and marketable title or a valid leasehold interest, as applicable, in each case, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) no Group Company has leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof which is still in effect, other than the granting of Permitted Encumbrances; and (iii) no Group Company has granted any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third-party rights to purchase such Owned Real Property. Except for the Permitted Encumbrances, there exist no Encumbrances affecting the Leased Real Property created by, through or under any Group Company.

(b) All of the assets and properties of the Company, including, the buildings and structures located at the Real Property, are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition. The Group Companies have legal and adequate access to water supply, storm and sanitary sewer facilities, telephone, electrical connections, fire protection, drainage and other public utilities.

(c) Except for Permitted Encumbrances, each Group Company has good and valid title to its assets, free and clear of any Encumbrances. The assets of the Group Companies to be acquired by the Purchaser pursuant to this Agreement (i) constitute all material assets used or held for use by the Group Companies in, (ii) constitute all materials assets necessary for, and (iii) are sufficient for the operation of the businesses of the Group Companies as presently operated.

(d) Except as set forth on Schedule 4.14(d), each Group Company has all material permits, licenses, franchises, approvals, consents, registrations, clearances, variances, exemptions, orders, certificates or authorizations by or of any Governmental Authority (collectively, “Permits”) that are required to own, lease or operate its properties and assets and to operate its business as it is now being conducted (the “Material Permits”), and is in material compliance with all such Material Permits. Except as set forth on Schedule 4.14(d), each Material Permit is in full force and effect in accordance with its terms, (i) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company, (ii) there are no Actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit, and, as of the date of this Agreement, there are no existing facts or circumstances that could serve as a basis for commencing any such Actions, and (iii) each Group Company is in material compliance with all Material Permits. The consummation of the Transactions will not adversely affect the continued validity or effectiveness or alter the terms and conditions of any such Material Permits.

Section 4.15 Related Party Transactions.

(a) Schedule 4.15(a) sets forth all Contracts between any Group Company, on the one hand, and any member of a Seller’s Group or any officer, director or employee of a Seller’s Group or any member of their Immediate Family, or any of their respective Affiliates (other than a Group Company), on the other hand (each such Contract or business arrangement, a “Seller Related Party Agreement”).

(b) Except as set forth on Schedule 4.15(b), no officer, director or employee of any Group Company or any member of their Immediate Family, or any of their respective Affiliates, is a party to any Contract or business arrangement with, or has any financial obligations to or is owed any financial obligations from, any Group Company (each such Contract or business arrangement, a “Company Group Related Party Agreement” and, together with the Seller Related Party Agreements, the “Related Party Agreements”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

The Purchaser represents and warrants to each Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Corporate Existence; Standing.

(a) The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) The Purchaser has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(c) The Purchaser is neither in bankruptcy, liquidation or receivership (and no decree, order, judgment, or settlement therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor, to the Knowledge of the Purchaser, is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis by any entity.

Section 5.2 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions have been, or, in the case of any documents to be executed and delivered at the Closing, will have been duly authorized by all necessary corporate action on the part of the Purchaser and no other action on the part of the Purchaser is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement, the Transaction Documents, and all other documents required hereunder to be executed by the Purchaser have been, or, in the case of documents to be executed and delivered at the Closing, will have been immediately prior to Closing, duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes or will constitute, in the case of documents to be executed and delivered at the Closing, the legally valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

Section 5.3 Non-Contravention. Except as set forth on Schedule 5.3, neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the Transactions, do or will (a) conflict with or violate any provisions of its Organizational Documents; (b) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Contract to which it is a party; or (c) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to it, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Financing. The Purchaser shall have funds sufficient to pay the Purchase Price at the Closing.

Section 5.5 Government Approvals. Except as set forth on Schedule 5.5, there are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by the Purchaser or performance of this Agreement and consummation of the Transactions by the Purchaser, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.6 Legal Proceedings. There are no Actions pending, or, to the Knowledge of the Purchaser, threatened, against, relating to or involving the Purchaser that would reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 5.7 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions as a result of any action taken by or on behalf of the Purchaser or any of its Affiliates (in each case excluding the Group Companies).

Section 5.8 Anti-Money Laundering. The Purchaser is in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws. None of the Purchaser or any of its officers, directors or shareholders is a Sanctions Target.

Section 5.9 Opportunity for Independent Investigation.

(a) The Purchaser recognizes that investment in the Company Shares involves substantial risks. The Purchaser is (or its advisors are) experienced and knowledgeable in the development, construction and operation of renewable energy business and aware of the risks of such business. The Purchaser acknowledges that it has been given such access to the premises, books, records and officers of the Group Companies and has had the opportunity to review such other data and other information with respect to the Group Companies as the Purchaser has deemed necessary in its sole judgment to evaluate the Transactions and the current condition and affairs of the Group Companies and their respective assets, properties, business, condition (financial and otherwise) and prospects. In making its decision to execute this Agreement and to purchase the Company Shares, the Purchaser has relied and will rely solely upon (i) the results of such independent review and evaluation and (ii) the express representations and warranties of the Sellers contained in, and the other provisions of, this Agreement and the Transaction Documents.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Purchaser understands and agrees that no Seller has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to the Transactions or the Sellers, any member of the Actis Group, any Affiliates of Mesoamerica, the Group Companies or their respective assets, properties, business, financial condition and prospects or any other matter, other than those representations and warranties of such Seller expressly set forth in this Agreement and the Transaction Documents. The Purchaser acknowledges that it has carefully reviewed and, after such consultation with counsel as it has deemed necessary, agreed to the limitations and disclaimers set forth in Section 10.1, which it hereby agrees are conspicuously disclosed; provided, however, that nothing in this Section 5.9 is intended to limit Section 10.1.

(c) Notwithstanding anything to the contrary herein, nothing in this Section 5.9 or elsewhere in this Agreement, shall limit, waive or have any effect on any representation or warranty in this Agreement or in any Transaction Document.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) During the period from the date of this Agreement to the Closing, except as required by the terms of this Agreement, without the Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and the Sellers and the Company shall cause the other Group Companies to, conduct business, in all material respects, in the ordinary course of the Group Companies’ business consistent with the past practices of the Group Companies, including: (i) managing working capital, including current liabilities and current assets, in the ordinary course of the Group Companies’ business consistent with the past practices of the Group Companies, (ii) complying with all applicable Laws, (iii) using reasonable efforts to maintain the businesses and existing relationships of the Group Companies, including the continued employment of key employees and contractors, (iv) making capital expenditures for the maintenance and operation of the existing operating projects of each of the Group Companies in the ordinary course of business, (v) developing, financing, constructing, maintaining and operating the Orosi Project and the Alisios Project, (vi) any expenditure required in relation to the acquisition of the three solar projects known as Choluteca I (23.32 MWp), Choluteca II (35.08 MWp), and Pacifico (23.27 MWp), located near the city of Choluteca, Honduras, and (vii) incurring development expenses for any proprietary pipelines.

(b) Without limiting the generality of the foregoing, except as consented to by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, the Company shall not, and the Sellers and the Company shall cause the other Group Companies not to, except as required by terms of this Agreement: (i) permit or make any dividend, distribution or other payment that would constitute Leakage; (ii) change or amend the Organizational Documents of any Group Company; (iii) transfer, issue, sell or dispose of any membership interest or shares of capital stock or other securities of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any membership interest or shares of the capital stock or other securities of any Group Company; (iv) effect any split, combination, capitalization or reclassification of any stock or membership interests or like change in the capitalization of any Group Company; (v) materially adversely modify or terminate (excluding any expiration in accordance with its terms), or enter into, any Material Contract, except for entering into such Material Contracts in the ordinary course of business (it being understood that the entry into a Material Contract described in clauses (d), (e), (f), (g), and (n) and, to the extent applicable to such clauses (d), (e), (f), (g), and (n), clause (m) of the definition of Material Contracts shall not be deemed to be in the ordinary course of business, other than the power purchase agreements relating to the Alisios Project); (vi) except as otherwise required by Law, (A) increase the compensation or other benefits payable or provided to the Company’s or any Subsidiary’s directors or employees (other than base salary increases to non-management employees in the ordinary course of business consistent with past practice (provided that such base salary increases do not exceed three percent (3%) per employee and are not, in the aggregate, material)); or (B) make any change in the management structure of any Group Company, including the hiring of additional senior executive officers or the termination of existing senior executive officers, other than for cause;

(vii) subject any of the properties or assets (whether tangible or intangible) of any Group Company to any Encumbrance, except for Permitted Encumbrances; (viii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company; (ix) implement or adopt any change in financial accounting methods or method of income Tax accounting, principles or practices of any Group Company, except insofar as may have been required by a change in IFRS or Law; (x) change or modify its credit, collection or payment policies, procedures or practices in any material respect, including accelerating collection of accounts receivable or delaying payment of accounts payable; or (xi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

(c) To the extent the Sellers request consent from the Purchaser pursuant to Section 6.1(a) or (b) and the Purchaser has not responded within six (6) Business Days of the Purchaser receiving written notice of such request (a reasonable request for additional information and/or a rejection of such request being deemed responses), the Purchaser shall be deemed to have consented for the relevant matter.

Section 6.2 Approvals and Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other parties and use its respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third-party necessary, proper or advisable to consummate the Transactions, including as set forth in Schedule 7.1(a) of this Agreement; and (iii) take the corporate actions set forth on Schedule 6.2, in each case, in forms reasonably satisfactory to the Purchaser (such actions, including the filing, execution and delivery of any documents, certificates or instruments in connection therewith, the “Corporate Actions”).

(b) Each party shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions; and (ii) keep each other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority or any other Person from whom an approval or consent is sought, regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information and provided it would not result in the loss of any attorney-client or other similar privilege, each party shall have the right to review in advance and to the extent practicable each will consult the other party on all the information relating to each other party and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third-party and/or any Governmental Authority in connection with the Transactions. Subject to applicable Laws, each party shall have the right to attend conferences and meetings between another party and regulators concerning the Transactions. In this regard, the party requesting any such conference or meeting with a regulator shall, to the extent practicable, notify the other party at least six (6) Business Days in advance of such conference or meeting.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, each party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, if any administrative or judicial Action, including any Action brought by a private party, is instituted or threatened to be instituted challenging any transaction contemplated by this Agreement or any of the Transaction Documents, each party shall cooperate with the others and use its respective reasonable best efforts to contest or resist such Action (or the threat thereof) and to avoid the entry of, or to have vacated, reversed or terminated, any decree, order, judgment, or settlement that would restrain, prevent or delay the consummation of the Transactions, on or before the Long Stop Date.

(d) In the event any Governmental Authority or third party refuses to approve the Transactions or imposes restrictions on such transactions that are unacceptable to one or more of the parties, the parties shall in good faith seek to adjust this Agreement to the extent necessary to satisfy the requirements of such Governmental Authority or third-party. Nothing in this Agreement or any Transaction Document shall require the Purchaser or the Sellers or their respective Affiliates to divest or hold separate or agree on any limitations on or other requirements in respect of the operation of any of their respective businesses, divisions or operating units.

Section 6.3 Confidentiality.

(a) Subject to Section 6.3(b) and Section 6.8, each Seller undertakes to the Purchaser and the Purchaser undertakes to each Seller for itself and for each other member of the Actis Group and each Affiliate of Mesoamerica that it will keep confidential and will not disclose or divulge any Information; provided, however, that nothing contained herein shall limit the right of any Seller or the Purchaser with respect to Information included in clause (d) of the definition thereof relating to it. For the avoidance of doubt, each of the Parties acknowledges that from and after the Closing, the obligations of the Purchaser pursuant to this Section 6.3(a) with respect to the Information of the Group Companies and their business shall terminate. Effective as of and from and after date hereof, the Confidentiality Agreement, dated as of April 15, 2015, between Actis LLP, Mesoamerica and TerraForm Power LLC, an affiliate of SunEdison, shall terminate and shall have no further force or effect.

(b) Section 6.3(a) does not apply to disclosure by a party of any Information: (i) which is required to be disclosed by Law, by a rule of a listing authority or securities or stock exchange to which such party or, in the case of Globeleq Holdings, any member of the Actis Group, in the case of Mesoamerica, any Affiliate of Mesoamerica, and in the case of the Purchaser, any Affiliate of the Purchaser, is subject or submits or by a Governmental Authority or other authority with relevant powers to which such party is or may become subject or submits, whether or not the requirement has the force of Law provided that the disclosure shall, so far as is practicable and permitted by applicable Law, be made after consultation with the Sellers, in the case of the Purchaser, or the Purchaser in the case of the Sellers and after taking into account that other party’s reasonable requirements as to its timing, content and manner of making or dispatch; (ii) to an adviser for the purposes of advising in connection with the Transactions provided that such disclosure is essential for these purposes and is on the basis that the disclosing party procures that such adviser keeps such Information confidential on terms equivalent to this Section 6.3; (iii) to the extent that the Information is disclosed on a strictly confidential basis to the professional advisers, auditors, insurers, custodians and/or bankers or other funders of or investors in any member of the Actis Group, Globeleq Holdings, Mesoamerica or the Purchaser, as applicable; provided, however, that the disclosing party procures that such advisers, auditors, insurers, custodians and/or bankers or other funders or investors are obligated to keep such Information confidential on terms equivalent to this Section 6.3; (iv) to the extent that the Information is disclosed by the Actis Group, any Seller or Purchaser, as applicable, on a strictly confidential basis to any actual or proposed investor or participant in an Actis Fund, the Purchaser, a third party with a co-investment or an interest in co-investing with any member of the Actis Group, any Actis Fund, or the Purchaser in any acquisition target or other project; provided, however, that such investor or participant is obligated to keep such Information confidential on terms equivalent to this Section 6.3; (v) to the extent that such disclosure is necessary to enable that party to enforce its rights under this Agreement; or (vi) to a director, officer or employee of the Purchaser or any of its Affiliates, or of any Seller or any member of the Actis Group or any Affiliates of Mesoamerica whose function requires him to have the relevant Information provided that such disclosure is on the basis that the disclosing party procures that each such director, officer or employee keeps such Information confidential on terms equivalent to this Section 6.3.

(c) After the termination of this Agreement and subject to sub-clause (iii) of this Section 6.3(c), the Purchaser shall as soon as practicable on request by the Sellers either (at the discretion of the Purchaser) (i) return to the Sellers or destroy all written documents and other materials relating to the Sellers, any other member of the Actis Group (including the Group Companies), any Affiliates of Mesoamerica and/or the businesses of the Group Companies and/or the subject matter of this Agreement (including any Information) which has been provided to the Purchaser or any of its Affiliates (or their respective advisers, directors, officers, employees or agents) by the Sellers or any member of the Actis Group or any Affiliate of Mesoamerica (or their respective directors, officers, employees, agents or advisers) at any time whether before or after the date of this Agreement, without keeping any copies thereof; (ii) destroy all information or other documents to the extent containing or derived from such written documents, materials and/or Information; and (iii) so far as it is reasonably practicable to do so, expunge such written documents, materials and/or Information from any computer, word processor or other device; provided, however, that the Purchaser shall be permitted to maintain a copy of such information in accordance with its standard record keeping policies and to the extent necessary in connection with an Action in connection with this Agreement.

Section 6.4 Breach of Confidentiality. For purposes of Section 6.3, each party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of Section 6.3 by such party or its representatives. Therefore, in addition to all other remedies available at Law (which neither party waives by the exercise of any rights hereunder), the non-breaching party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach.

Section 6.5 Exclusivity. From and after the date hereof until the earlier of the termination of this Agreement or the Closing (the “Exclusivity Period”), each Seller and the Company will not, and will use its reasonable efforts to cause each of the other Group Companies and, if applicable, its representatives not to, directly or indirectly, encourage, facilitate or attempt to obtain or arrange for (a) any equity capital financing involving any Group Company that would have the effect of any Person (other than at the request of the Purchaser or its Affiliates) acquiring equity interests (or rights convertible into equity interests) of any Group Company, (b) the merger, acquisition, consolidation, or recapitalization of any Group Company, or (c) a sale of the securities of any Group Company or a material portion of the assets of any Group Company, in each case to any third party (excluding the Purchaser and its Affiliates) (each such transaction in the above sub-clauses (a), (b) and (c), an “Alternative Transaction”) or discuss or provide any other Person (other than the Purchaser and its Affiliates and their respective representatives) any information in connection with any such Alternative Transaction, except as required pursuant to, or in furtherance of, this Agreement or any Transaction Document. In the event that any Seller or any of their respective representatives of any of the foregoing is approached by or receives a notice or an inquiry from any Person (other than the Purchaser and its Affiliates and their respective representatives) regarding an Alternative Transaction during the Exclusivity Period, Sellers will as soon as reasonably practicable notify the Purchaser and provide such information (to the extent such disclosure is permitted pursuant to any applicable confidentiality agreement or applicable Laws) as the Purchaser reasonably requests.

Section 6.6 Transfer Taxes. All transfer, registration, stamp, documentary, sales, use, value added and similar Taxes including, all applicable real estate transfer Taxes, (the “Transfer Taxes”), in each case, other than income Taxes, withholding Taxes, or any Taxes for any period after the Closing and, solely to the extent incurred in connection with the Transactions, shall be split 50-50 by the Sellers, on the one hand, and the Purchaser, on the other, and all such taxes shall be timely paid by such parties. Each of the Sellers and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith. For the avoidance of doubt, the Sellers shall not be responsible for any Pre-Closing Taxes except to the extent constituting Transfer Taxes to be paid by the Sellers under this Section 6.6.

Section 6.7 Employee Matters. For one (1) year following the Closing, the Purchaser shall cause the Group Companies to provide to each employee and consultant of any Group Company, as of the Closing and solely to the extent and for so long as such employee or consultant is employed or engaged by the applicable Group Company, (a) salary or wages and incentive compensation opportunities, as applicable, at least equal to those provided to such employee or consultant immediately prior to the Closing and solely to the extent disclosed to the Purchaser prior to the date hereof and (b) employee benefits no less favorable, in the aggregate, than those provided to such employees and consultants immediately prior to the Closing and solely to the extent disclosed to the Purchaser prior to the date hereof. The parties acknowledge and agree that all provisions contained in this Section 6.7 are included for the sole benefit of the Company and as such may be amended or waived as agreed by the Purchaser and the Company. This Agreement is not intended by the parties to, and nothing in this Section 6.7 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan, (ii) obligate the Purchaser, any Group Company or any of their respective Subsidiaries to maintain any particular compensation or Benefit Plan, program, policy or arrangement, (iii) create any obligation of the parties hereto with respect to any employee Benefit Plan of the Purchaser, any Group Company, or any of their respective Subsidiaries, (iv) limit the right of the Purchaser, any Group Company or any of their respective Subsidiaries to amend or terminate any Benefit Plan or any employee or consultant after the Closing, or (v) confer on any employee, consultant or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

Section 6.8 Public Announcements. The Purchaser and the Sellers, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by applicable Law, court process or by the requirements of any securities exchange.

Section 6.9 Intercompany Arrangements and Releases.

(a) Prior to the Closing Date, each Seller and each other member of such Seller’s Group shall terminate the Related Party Agreements (other than those agreements and arrangements with respect to an individual serving as an officer, director or employee of a Group Company).

(b) Prior to the Closing, each Seller, and each other member of such Seller’s Group, shall be released from any and all such Seller’s Group Commitments. In furtherance thereof, the Purchaser agrees to cause one or more of its Affiliates to use its commercially reasonable best efforts to provide alternative Commitments reasonably satisfactory in form and substance to the beneficiaries thereof in substitution therefor. If releases from any and all such Seller’s Group Commitments cannot be obtained prior to the Closing, the Purchaser and the Company shall after the Closing continue to use their reasonable best efforts to obtain the release of each Seller, and each other member of such Seller’s Group, from any and all remaining Seller’s Group Commitments. The Purchaser agrees that pior to and until the release referred to in this Section 6.9(b) have been secured and provided to each Seller (or a member of a Seller’s Group, as the case may be), the Purchaser shall fully indemnify and/or reimburse each Seller (and each other member of a Seller’s Group) on demand at all times against any and all Losses arising under or otherwise relating to any and all such Seller’s Group Commitments.

(c) The Purchaser acknowledges and agrees that from and after Closing, the Group Companies will no longer have or be entitled to the benefit of any group insurance policies of any Seller Group relating thereto and that no Group Company shall be entitled to bring or assert any claim under or against such insurance policies. In addition, no Person currently or previously employed by any member of the Seller’s Group, including each member of the Actis Group and each member of the Actis Manager Group (other than any such former employee or consultant who is currently employed or acts as a consultant for one of the Group Companies and continues to be so employed or acting as a consultant for one of the Group Companies following the Closing) (“Seller Related Directors and Officers”), who on or prior to the Closing served as an officer or director of any Group Company shall have any right after the Closing to make a claim under any D&O or similar insurance policy that the Purchaser or any Group Company may obtain on or after the Closing.

(d) The Purchaser and the Sellers hereby irrevocably agree that any cash payments due under the Globeleq Management Incentive Plan (each, a “MIP Payment”) to any employees of the Group Companies (each, a “MIP Recipient”) shall (if and when requested by Globeleq Holdings) be satisfied in accordance with the following steps or such other steps as shall be consented to by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) Globeleq Holdings shall pay, or procure the payment by a member of the Seller’s Group (the “Globeleq MIP Payer Company”), of the amount of each MIP Payment to the Company, together with any amount required to meet any Taxes (including any employer social security liabilities) due on such MIP Payment (the “MIP Employer Tax Amount” and together with the MIP Payment, the “Total MIP Amount”) and deliver, or procure the delivery by the Globeleq MIP Payer Company, to the Company of a schedule setting out the MIP Payment due to each MIP Recipient and the MIP Employer Tax Amount, in respect of such MIP Payment;

(ii) upon receipt of the Total MIP Amount, the Company shall then transfer the Total MIP Amount to the Group Company, which (at the date of the MIP Payment becoming due) is the employer of the relevant MIP Recipient (the “MIP Employer”);

(iii) the Company shall then procure that such MIP Employer deducts any income tax and employee social security (“MIP Tax Liability”) from the MIP Payment and pays that MIP Tax Liability together with the MIP Employer Tax Amount to the relevant Taxing Authorities to meet the income tax and social security liabilities arising in connection with the MIP Payment to the MIP Recipient; and

(iv) the Company shall then procure that the relevant MIP Employer, after deduction of such MIP Tax Liability, pays the remainder of the MIP Payment to the relevant MIP Recipient.

To the extent that any MIP Payment becomes payable after or immediately prior to Closing, Globeleq Holdings will notify (or will procure that the Globeleq MIP Payer Company notifies) the Purchaser as soon as reasonably practicable of such MIP Payment and the Purchaser will then provide Globeleq Holdings (or the Globeleq MIP Payer Company, as applicable) with all information reasonably required by Globeleq Holdings (or the Globeleq MIP Payer Company, as applicable) to calculate any MIP Employer Tax Amount arising on any MIP Payment that is due to be made, within ten (10) Business Days of such request (and such request shall take effect no earlier than the date of Closing). For the avoidance of doubt, in no event shall the Purchaser or any Group Company have any Liability under this Section 6.9(d) for any MIP Payment or to pay any funds or take any action unless (A) sufficient funds are provided in advance thereof to the Purchaser or the Group Companies with respect thereto; and (B) Globeleq Holdings is in compliance with its obligations under this Section 6.9(d).

(e) From and after the Closing, each Seller and each other member of such Seller’s Group hereby releases each Group Company and each of their respective Affiliates (other than the Purchaser and its Affiliates) from any and all Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims and demands (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join or participate in any Released Claim against a Group Company or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to any Group Company or any Group Company’s assets, including real property, which existed on or prior to the date hereof, provided, however, that the foregoing shall not apply to any claim or Action arising under, related to or otherwise resulting from any breach of this Agreement or any other Transaction Document.

(f) From and after the Closing, the Company hereby releases each Seller and each of their respective Affiliates (collectively, in respect of each Seller the “Seller Related Parties”) from any and all Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, Losses, judgments, extents, executions, claims and demands (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join or participate in any Seller Released Claim against Seller Related Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to any Group Company or any Group Company’s assets, including real property, which existed on or prior to the date hereof, provided, however, that the foregoing shall not apply to any claim or Action arising under, related to or otherwise resulting from any breach of this Agreement or any other Transaction Document.

Section 6.10 Further Assurances; Post-Closing Cooperation.

(a) From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the Transactions.

(b) Following the Closing, the Purchaser shall afford to the Sellers and their respective its representatives (i) such access as the Sellers may reasonably request to all books, records and other data and Information relating to the Group Companies and (ii) the right to make copies and extracts therefrom at the cost of the Seller requesting such copies and extracts. Further, the Purchaser agree for a period extending seven (7) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless, the Purchaser shall first offer in writing to surrender such books, records and other data to the Sellers and the Sellers shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

Section 6.11 Seller Marks.

(a) With effect from the Closing Date, the Purchaser agrees that the Purchaser shall not, and the Purchaser shall procure that each Group Company shall not, use, modify or change in any way any of the Seller Marks.

(b) With effect from the Closing Date, the Purchaser covenants and agrees that the Purchaser shall, and the Purchaser shall procure that each Group Company shall, make all filings, registrations and take all actions to transfer, surrender or cancel (at the request of the Sellers) any registrations filed with any Government Authority in respect of the Seller Marks.

(c) The Purchaser agrees and acknowledges that the Purchaser or its Affiliates (which includes the Group Companies with effect from the Closing Date) do not have and, upon consummation of the Transactions, will not have, any right, title, interest, license or other right to use, modify or change in any way any of the Seller Marks.

Section 6.12 Additional Equity. Subject to the Closing, the Purchaser agrees that during the period from the date of this Agreement until the Closing Date, the Sellers or any of its Affiliates (other than a Group Company) may provide to any Group Company any Additional Equity which (a) is set forth on, and subject to the limits set forth on, Schedule 6.12 and (b) is consented to by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed provided that the Purchaser shall in any event respond within six (6) Business Days of the Purchaser receiving written notice of the request for consent (a reasonable request for additional information and/or a rejection of such request being deemed responses), otherwise the Purchaser shall be deemed to have consented).

Section 6.13 Indebtedness. Subject to the Closing and during the period from the date of this Agreement until the Closing Date, no Group Company shall incur, or enter into any Contract with respect to, any Indebtedness other than (a) arising pursuant to the terms of any Agreed Project Contract up to the amounts set forth in Schedule 6.13; (b) any Intercompany Transactions; and (c) as consented to by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed provided that the Purchaser shall in any event respond within six (6) Business Days of the Purchaser receiving written notice of the request for consent (a reasonable request for additional information and/or a rejection of such request being deemed responses), otherwise the Purchaser shall be deemed to have consented).

Section 6.14 Changes in Circumstances; Access.

(a) During the period from the date of this Agreement until the Closing Date, the Company shall, and each Seller and the Company shall cause the other Group Companies to, give notice to the Purchaser, as soon as reasonably practicable, of (i) the occurrence of any event, that would reasonably be expected to cause any representation or warranty of the Sellers or the Company in this Agreement to be untrue or inaccurate at or prior to the Closing in a manner that causes the condition in Section 7.2(a) to not be satisfied, (ii) any failure of such party to comply with its covenants and other obligations in a manner that would reasonably be expected to cause the condition in Section 7.2(b) to not be satisfied, or (iii) the occurrence of an event that has had or would reasonably be expected to have, in the aggregate, a Business Material Adverse Effect.

(b) During the period from the date of this Agreement until the Closing Date, the Company shall, and each Seller and the Company shall cause the other Group Companies to, (i) provide the Purchaser with reasonable access to the business, assets, properties of the Group Companies as the Purchaser may reasonably request,; (ii) furnish the Purchaser with all books and records and other documents and data of each Group Company, including such financial, operating and other data and Information related to the Group Companies, as (A) requested or required in connection with the Special Policy and/or (B) the Purchaser may reasonably request and that is in the possession or control of Sellers or any Group Company or which is readily available thereto; and (iii) instruct the advisors, consultants and other representatives of the Sellers and the Group Companies to reasonably cooperate with the Purchaser in its investigation of the business, assets and properties of the Group Companies; provided, however, that nothing contained in this Section 6.14 shall require the Sellers or any Group Company to provide any information or access that the Seller believes is necessary to preserve the attorney-client privilege, to protect confidential proprietary Information or to comply with regulatory restrictions, Law or any confidentiality restrictions with third parties.

(c) For the avoidance of doubt, nothing contained in this Section 6.14 or otherwise in this Agreement, including the delivery of any notice, any access, any Information, or any investigation, pursuant to this Section 6.14 or otherwise, shall (except as expressly provided in Section 10.5 or Section 10.6) operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement nor shall it (i) cure any inaccuracy in any representation or warranty or (ii) limit or otherwise affect any remedies available to the Purchaser Indemnified Party contained in this Agreement (including for purposes of determining whether conditions to Closing have been satisfied or in respect of indemnification rights).

Section 6.15 Tax Matters. Each of the parties shall cooperate, and shall cause each of their respective representatives and Affiliates to cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 6.15 and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and Information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional Information and explanation of any material provided hereunder.

Section 6.16 Data Room Delivery. Sellers shall (a) provide a DVD containing, in electronic format, all documents posted to the electronic data room established in relation to the Transactions, in each case, posted as of 6:00 pm New York time on June 12, 2015, and (b) provide a DVD containing, in electronic format, all documents posted to the electronic data room established in relation to the Transactions as of the Closing; provided, however, under no circumstance will the information contained in such DVD be used, considered or understood as a limitation or waiver of the representations and warranties made by the Sellers and the Company in this Agreement, which validity and scope are determined by this Agreement.

Section 6.17 Adjusted Interim Financial Statements.

(a) Schedule 6.17(a) of this Agreement sets out specific line items in respect of the Interim Financial Statements and the Adjusted Interim Financial Statements (the “Specific Line Items”).

(b) Following the date hereof and at least five (5) Business Days prior to the Closing, the parties shall cause Ernst & Young LLP (the “Accounting Firm”) to:

(i) review and prepare an audit of the Interim Financial Statements using IFRS, policies, methodologies and procedures set forth on Schedule 6.17(a), and, to the extent consistent with the foregoing, the past practices and policies applied by the Group Companies in preparation of the Audited Financial Statements (such Accounting Firm audited Interim Financial Statements, the “Adjusted Interim Financial Statements”); and

(ii) calculate the amount of the “Interim Financial Statements Adjustment” as follows: (A) the sum of the Specific Line Items included in the “Assets” section of the Adjusted Interim Financial Statements; minus (B) the sum the Specific Line Items included in the “Liabilities” section of the Adjusted Interim Financial Statements; minus (C) the sum of the Specific Line Items included in the “Assets” section of the Interim Financial Statements; plus (D) the sum of the Specific Line Items included in the “Liabilities” section of the Interim Financial Statements.

(iii) Upon the completion of the Adjusted Interim Financial Statements and the determination and calculation of the Interim Financial Statements Adjustment, as applicable, the parties shall cause the Accounting Firm to deliver to each of the parties the Adjusted Interim Financial Statements and its determination of the Interim Financial Statements Adjustment, in writing.

Section 6.18 Special Policy.

(a) The parties shall use their commercially reasonable efforts to obtain, on or prior to the Closing Date, a buyer-side representation and warranty insurance policy from an insurance provider (the “Special Policy”) and on terms and conditions reasonably satisfactory to the Purchaser.

(b) The Purchaser, the Sellers and the Company agree that the Special Policy shall serve as: (i) the sole source of recovery for any Other Claims; and (ii) the sole source of recovery for any breach by the Company of the representations and warranties contained in Article IV.

(c) REGARDLESS OF WHETHER THE PURCHASER OBTAINS THE SPECIAL POLICY AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, FOLLOWING THE CLOSING, THE SELLERS SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO ANY OF THE MATTERS ADDRESSED IN SECTION 8.2(B) EXCEPT FOR ANY CLAIM THAT ARISES OUT OF OR RESULTS FROM COMMON LAW FRAUD WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND/OR ANY OTHER TRANSACTION DOCUMENT.

Section 6.19 KYC Information. The Purchaser shall use its commercially reasonable efforts to provide the Sellers with such information regarding the Purchaser and its Affiliates as the Sellers may request in order to satisfy their respective “know your customer” requirements. Each Seller shall use its commercially reasonable efforts to provide the Purchaser with such information regarding such Seller and its Affiliates as the Purchaser may request in order to satisfy their respective “know your customer” requirements.

Section 6.20 Choluteca Amendment. On or prior to August 1, 2015 and in the event the Closing has not occurred prior to such time, the parties shall, or shall cause their respective Affiliates to, execute and deliver the amendment agreement to the Choluteca SPA, in the form and substance attached hereto as Exhibit C.

Section 6.21 Support Letter. Each of the Sellers agrees to enforce, and take such actions to enforce, any and all of such Seller’s rights pursuant to the applicable Support Letter issued by such Seller’s Affiliate and each Seller agrees with the Purchaser that if any of the provisions of any such Support Letter is not performed in accordance with its specific terms or was otherwise breached, the Purchaser shall be entitled to seek specific performance in accordance with Section 10.9, including specific performance requiring the applicable Seller to enforce its rights under the applicable Support Letter.

Section 6.22 Restricted Contract Provisions. To the extent any Group Company is engaged in a negotiation of, or discussion of the amendment or modification of the previously provided form of, an Agreed Project Contract referred to in paragraph (b) of the definition of “Agreed Project Contract”, Sellers and the Company each agree that they shall promptly invite the Persons set forth in Schedule 10.2(b) and such other authorized officer or director of the Purchaser as the Purchaser may designate to observe and monitor the negotiations and discussions between the relevant Group Company and the counterparts to the relevant Agreed Project Contract. The Company will provide the Purchaser, to the extent reasonably practicable, with prior notice of such meetings with the counterparts of the Agreed Project Contracts; provided, however, that failure to give notice of any discussions which are initiated by the counterparts of such Agreed Project Contract by telephone calls or emails to any member of the Group Companies, without prior reasonable notice to such Group Company, shall not constitute a breach of this provision by the Company so long as prompt notice is subsequently provided, including the substance of such telephone calls or emails.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Sellers’ and the Purchaser’s Obligations. The respective obligations of the Sellers and the Purchaser to effect the Closing shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) The third-party consents or any other approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Schedule 7.1(a) of this Agreement shall have been made or obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (and copies of such executed consents, approvals, orders, authorizations, declarations or filings, in each case, in form reasonably satisfactory to the Purchaser, shall have been provided to the Purchaser).

(b) No Law, injunction, decree, order, judgment, settlement or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

(c) None of the events or conditions entitling any party to terminate this Agreement under Article IX shall have occurred and be continuing.

(d) The Adjusted Interim Financial Statements shall have been delivered to the parties pursuant to Section 6.17.

(e) The Sellers and the Purchaser (or their applicable Affiliates) shall have received a duly executed copy of an amendment agreement to the Choluteca SPA, in the form attached hereto as Exhibit C.

Section 7.2 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties made by the Sellers in this Agreement (without giving effect to any “Business Material Adverse Effect” or similar materiality qualification therein) shall be true and correct, in each case at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where any failures to be true and correct would not, in the aggregate, have a Business Material Adverse Effect.

(b) The Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Sellers at or before the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Business Material Adverse Effect.

(d) Each Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and duly executed by the members of the board of such Seller, in form and substance reasonably satisfactory to the Purchaser, to the effect that the conditions specified in Sections 7.2(a) and (b) have been fulfilled.

(e) The Purchaser shall have received each of the deliverables set forth in Section 2.7.

(f) With respect to the Orosi Project, the “Turbine Commission Completion Certificate” (as such term is defined in the Orosi EPC) having been issued, and countersigned by the Owner (as such term is defined in the Orosi EPC) with respect to thirteen (13) of the wind turbine generators, and the Purchaser shall have received evidence of such commissioning in accordance therewith.

(g) The Purchaser shall have carried out, and be satisfied with the results of, its “know your customer” requirements imposed by applicable Law.

(h) Solely to the extent the contractual commitments set forth on Schedule 7.2(h) have been revised, rejected or otherwise terminated, the Purchaser shall have received duly executed agreements or comparable Contracts, in each case, in forms reasonably satisfactory to the Purchaser, from each of the parties set forth on Schedule 7.2(h).

(i) Endorsements and such other documents and evidence, in forms reasonably satisfactory to the Purchaser, reflecting the Purchaser as an additional insurer to the extent applicable under the insurance policies listed on Schedule 7.2(i) shall have been delivered to the Purchaser.

Section 7.3 Conditions to the Sellers’ Obligations. The obligations of the Sellers to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties made by the Purchaser in this Agreement (without giving effect to any “Purchaser Material Adverse Effect” or similar materiality qualification therein) shall be true and correct, in each case at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where any failures to be true and correct would not, in the aggregate, have a Purchaser Material Adverse Effect.

(b) The Purchaser shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

(c) The Purchaser shall have delivered to each Seller a certificate, dated the Closing Date and duly executed by the Purchaser’s Chief Executive Officer, in form and substance reasonably satisfactory to the Sellers, to the effect that the conditions specified in Sections 7.3(a) and (b) have been fulfilled.

(d) The Sellers shall have received each of the deliverables set forth in Section 2.6 required to be delivered to the Sellers.

(e) Each Seller shall have carried out, and be satisfied with the results of, its “know your customer” requirements imposed by applicable Law.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, and agreements of the Sellers, the Company, and the Purchaser contained in this Agreement and in the other Transaction Documents will survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the one (1) year anniversary from the Closing Date; provided, however, that (a) the covenants and agreements in this Agreement and the other Transaction Documents that are required to be performed by any Person solely prior to the Closing shall not survive and shall expire as of the Closing; provided, however, that, notwithstanding the foregoing, any claims for indemnification or Losses in respect of breaches of such covenants will survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the (1) year anniversary from the Closing Date; and (b) the covenants and agreements herein or hereunder that are required to be performed by any Person after the Closing will survive the Closing and will continue in full force and effect for a period from the date hereof until the later of the expiration of the respective term of such covenant and the date that is the (1) year anniversary from the Closing Date (the applicable date on which a representation, warranty, covenant, or agreement expires pursuant to the foregoing, the “Survival Date”). Notwithstanding anything to the contrary herein, if a claim for indemnification is made on or prior to the applicable Survival Date on which a representation, warranty, covenant, or agreement expires, then the applicable claim shall survive until such claim is resolved, settled, adjudicated and satisfied pursuant to the terms hereof.

Section 8.2 Indemnification of the Purchaser.

(a) Each Seller shall severally (but not jointly or jointly and severally) indemnify and hold harmless the Purchaser, its Affiliates (including following the Closing, each of the Group Companies) and their respective successors and their respective shareholders, officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be paid, suffered or incurred by any Purchaser Indemnified Party that arise out of or result from (including any allegations of third parties that if true would constitute): (i) any inaccuracy in or any breach of any Fundamental Representation made by such Seller; (ii) any failure by such Seller to perform or fulfill any of its covenants or agreements required to be performed by such Seller under this Agreement; (iii) any failure by the Company to perform or fulfill any of its covenants or agreements required to be performed by the Company under this Agreement prior to or on the Closing; (iv) any indemnification or exculpation claims against any Group Company by any past or present Seller Related Directors and Officers (whether such claims are under applicable Law, any current indemnification agreement, this Agreement or otherwise); (v) any MIP Payment or the Globeleq Management Incentive Plan; or (vi) any Action relating to any matter referred to in clauses (i) through (v) above (including any Action commenced by any Purchaser Indemnified Parties for the purpose of enforcing any of its rights under this Agreement, including this Section 8.2(a)).

(b) The Purchaser Indemnified Parties shall be indemnified and held harmless from the Special Policy from and against any and all Losses that may be paid, suffered or incurred by any Purchaser Indemnified Party that arise out of or result from (including any allegations of third parties that if true would constitute): (i) any inaccuracy in or any breach of any representation and warranty made by any Seller or the Company in this Agreement or any Transaction Document; (ii) any failure by any Seller or the Company to perform or fulfill any of its covenants or agreements required to be performed by such Seller or the Company under this Agreement or any Transaction Documents; (iii) any failure by the Company to perform or fulfill any of its covenants or agreements required to be performed by the Company under this Agreement or any Transaction Documents prior to or on the Closing; (iv) any Pre-Closing Taxes; or (v) any Action relating to any matter referred to in clauses (i) through (v) above (including any Action commenced by any Purchaser Indemnified Parties for the purpose of enforcing any of its rights under this Agreement, including this Section 8.2(b)).

Section 8.3 Indemnification of the Sellers. The Purchaser shall indemnify and hold harmless each Seller and its Affiliates and their respective successors and their respective shareholders, officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be paid, suffered or incurred by any Seller Indemnified Party that arise out of or result from (including any allegations of third parties that if true would constitute) (a) the inaccuracy of any representation or warranty made by the Purchaser in this Agreement; (b) any failure by the Purchaser to perform or fulfill any of its covenants or agreements required to be performed by the Purchaser under this Agreement; or (c) any Action relating to any matter referred to in clauses (a) through (b) above (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Agreement, including this Section 8.3).

Section 8.4 Limitations.

(a) The maximum liability of each Seller under Section 8.2(a) and the maximum liability of the Purchaser under Section 8.3 shall, with respect to each, not exceed the Purchase Price payable to Sellers pursuant to Section 2.3 less, in the case of each of the Sellers, any amounts recovered under the Special Policy with respect to the applicable claim (the “Indemnity Amount”). For the purposes of calculating the Indemnity Amount, all indemnification payments actually made to the Purchaser Indemnified Parties (whether for breaches of representations and warranties or otherwise) prior to or on the date of such calculation shall be combined and if the aggregate amount of such indemnification payments exceeds the applicable Indemnity Amount, no further indemnification claims by the Purchaser Indemnified Parties shall be permitted.

(b) The obligations of an Indemnifying Party to defend and hold harmless an Indemnified Party pursuant to Section 8.2(a) or Section 8.3 (as the case may be) will terminate when the applicable representation, warranty, covenant or agreement expires pursuant to Section 8.1. As such and notwithstanding anything herein to the contrary, an Indemnified Party must give notice to the relevant Indemnifying Party of any claim for indemnification with respect thereto under this Article VIII in writing setting forth the specific claim and the basis therefor in reasonable detail prior to such date (if then known); provided, however, that as to Sections 8.2 and 8.3, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim, if then known) to the applicable Indemnifying Party, according to the method of asserting claims established in Section 8.5.

(c) An Indemnified Party shall use all commercially reasonable efforts to mitigate its Losses hereunder. Any Losses shall be computed net of any insurance proceeds (net of direct collection expenses, self-insurance costs, premiums and deductibles) actually received by the Indemnified Party on account of such Losses. For the purposes of calculating the amount of Losses hereunder, any materiality, “Business Material Adverse Effect,” “materiality” or similar qualifications shall be disregarded.

(d) In the event any Group Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then the Purchaser shall also be deemed, by virtue of its ownership of the Company Shares, to have incurred Losses as a result of and in connection with such inaccuracy or breach; provided, however, that the Purchaser Indemnified Parties shall only be able to recover any Loss once and, in the event the Purchaser has recovered for such Loss, or such Loss is specifically reflected in calculations set forth on the Final Statement, pursuant to Section 2.4, the Purchaser shall not be entitled to recover again for such Loss.

(e) This Article VIII shall not apply to matters with respect to which an adjustment to the Purchase Price is provided under Section 2.4; provided, however, that this Section 8.4(e) shall not affect the Purchaser’s right to indemnification for breaches of any representations, warranties, covenants (other than the covenants in Section 6.1(b)(i) and Section 6.13), or agreements in this Agreement or any Transaction Document.

Section 8.5 Method of Asserting Claims. All claims for indemnification by any Indemnified Party against any Indemnifying Party under this Article VIII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification from an Indemnifying Party under this Article VIII, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby and then only to the extent of such prejudice.

(b) The Indemnified Party and its Affiliates (which, for the purposes of the Purchaser shall include the Group Companies after the Closing) shall afford to the Indemnifying Party and its Affiliates reasonable access during normal business hours, to all their respective personnel who may have knowledge of the facts and circumstances, and to all their respective properties, books, Contracts and records, relating to any claim by an Indemnified Party pursuant to Section 8.2 or Section 8.3 (as applicable) and otherwise reasonably cooperate with the Indemnifying Party and its Affiliates in investigating any such claim.

(c) In the event the Indemnifying Party does not dispute the claim or only disputes a portion thereof, then the amount of the claim or the portion thereof not disputed shall be deemed to be admitted (an “Admitted Liability”). Upon the occurrence of an Admitted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the Admitted Liability by wire transfer of immediately available funds.

(d) In the event the Indemnifying Party shall dispute the validity of all or any amount of a claim, the Indemnifying Party shall, within thirty (30) days of its receipt of the claim, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the claim or any portion thereof is disputed (the “Dispute Statement”). If the Indemnifying Party delivers a Dispute Statement, then the amount of the claim disputed by the Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (i) the Purchaser and the Seller agree in writing to the resolution of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement or (ii) an arbitral panel or a court of competent jurisdiction in accordance with Section 10.12 enters a final non-appealable decree, order, judgment, or settlement directing the payment to such Indemnified Party of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement. Upon such written agreement or final decree, order, judgment, or settlement, as the case may be, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the amount of such claim so agreed or ordered to be paid by wire transfer of immediately available funds.

(e) If a claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within ten (10) days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, however, that (i) if the Indemnifying Party assumes the defense of any such claim, such claim shall be an Admitted Claim of the Indemnifying Party and (ii) the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense. If the Indemnified Party determines in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (x) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article VIII with respect to such claim and (y) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. The Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.

Section 8.6 Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 8.7 Several and Not Joint or Joint and Several Obligations. The liability and obligations of each Seller to the Purchaser Indemnified Parties under this Agreement are several and not joint or joint and several and in the case of a Seller’s liability for Losses arising from a breach of this Agreement, such Seller shall only be liable for Losses arising out of a breach of such Seller’s own representations, warranties, covenants and agreements under this Agreement.

Section 8.8 Exclusive Remedy, etc.

(a) To the fullest extent permitted by applicable Law, following the Closing, the purchase price adjustment provisions in Section 2.4, the indemnification provided in this Article VIII or in any other Transaction Document, specific performance pursuant to Section 10.9 and the remedies available to the Purchaser pursuant to the Special Policy shall be the sole and exclusive remedies available to each of the parties for any matters in connection with this Agreement and the Transactions.

(b) IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT SHALL LIMIT OR PRECLUDE ANY INDEMNIFICATION OR RECOVERY WITH RESPECT TO: (A) ANY DAMAGES THAT MAY BE AWARDED IN CONNECTION WITH A THIRD-PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED, (B) ANY DAMAGES THAT ARE THE DIRECT RESULT OF THE EVENT, ACTION OR INACTION THAT GAVE RISE THERETO, (C) ANY DAMAGES DETERMINED BY A COURT OR PURSUANT TO SECTION 10.12 TO CONSTITUTE DIRECT DAMAGES, OR (D) ANY COMMON LAW FRAUD WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, NOTHING IN THIS SECTION 8.8 OR ELSEWHERE IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, SHALL HAVE ANY EFFECT ON ANY CLAIM FOR COMMON LAW FRAUD (OR ANY LIABILITY THEREFOR) WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND/OR ANY OTHER TRANSACTION DOCUMENTS.

Section 8.9 EFFECT ON SPECIAL POLICY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PROVISIONS OF SECTIONS 8.5, 8.7 AND 8.8, SHALL NOT APPLY TO OR LIMIT IN ANY WAY THE PROVISIONS OF THE SPECIAL POLICY OR THE PURCHASER INDEMNIFIED PARTIES RECOVERY OR CLAIMS THEREUNDER. SOLELY AS BETWEEN THE PURCHASER AND THE PROVIDER OF THE SPECIAL POLICY (AND NOT AS BETWEEN THE PURCHASER AND THE SELLERS), IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS (INCLUDING THE RIGHTS, OBLIGATIONS, COVENANTS AND AGREEMENTS) OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, ON THE ONE HAND, AND THE SPECIAL POLICY, ON THE OTHER, THE SPECIAL POLICY SHALL CONTROL.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing by:

(a) the mutual written consent of the Sellers and the Purchaser;

(b) the Sellers or the Purchaser if the Closing shall not have occurred on or before the Long Stop Date, unless the failure to consummate the Closing is due to the failure to act by the terminating party (or its Affiliates);

(c) the Sellers or the Purchaser if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable;

(d) Purchaser, if there has been a violation or breach by any Seller or the Company of any representation, warranty, covenant or agreement of any Seller or the Company contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser, or cured by the Sellers or the Company within sixty (60) days after receipt of written notice thereof from the Purchaser; provided, however, that a willful breach or violation shall not be subject to notice or cure hereunder and the Purchaser shall be entitled to terminate this Agreement immediately by providing written notice of such willful violation or breach to Sellers;

(e) Sellers, if there has been a violation or breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Sellers at the Closing, and such violation or breach has not been waived by the Sellers, or cured by the Purchaser within sixty (60) days after receipt of written notice thereof from the Sellers; provided, however, that a willful breach or violation shall not be subject to notice or cure hereunder and the Sellers shall be entitled to terminate this Agreement immediately by providing written notice of such willful violation or breach to the Purchaser; or

(f) the Sellers, if (i) there has been a request for the Purchaser’s consent by the Sellers or the Company pursuant to, and in accordance with the terms of, this Agreement, which relates solely to the developing, financing, constructing, maintaining and operating the Orosi Project or the Alisios Project; (ii) such consent has not been provided or has been unreasonably conditioned or delayed by the Purchaser; (iii) the Sellers have provided written notice to the Purchaser of Sellers’ intent to terminate this Agreement pursuant to this Section 9.1(f); and (iv) the Purchaser has not provided the requested consent within ten (10) days of receipt of such written notice to the Purchaser; provided, however, that, if this Agreement is terminated pursuant to this Section 9.1(f), the Exclusivity Period, and the obligations of the Sellers and the Company pursuant to Section 6.5, shall automatically be extended for a period of sixty (60) days after the date such termination becomes effective.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and have no further effect, without any Liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Section 6.3, Section 6.4, this Section 9.2 and Article X hereof; provided, however, that Section 6.5 shall continue in accordance with its terms (including any other provisions applicable thereto or pursuant to which Purchaser may assert rights and remedies with respect to such Section) for the duration of the Exclusivity Period (to the extent extended pursuant to Section 9.1(f). Nothing contained in this Section 9.2 shall relieve any party from Liability for any intentional breach of this Agreement occurring prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Other Representations or Warranties.

(a) IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAVE MADE OR IS MAKING, AND EACH SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES AND REPRESENTATIVES) HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE COMPANY SHARES OR THE COMPANY, THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, EXCEPT (I) THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR (II) ANY CLAIM FOR COMMON LAW FRAUD (OR ANY LIABILITY THEREFOR) WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND/OR ANY OTHER TRANSACTION DOCUMENTS.

(b) THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE PURCHASER AS TO THE ACCURACY OR REASONABLENESS OF ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY SHARES OR THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS OR PROSPECTS, EXCEPT AS PROVIDED IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

(c) NONE OF THE SELLERS, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF, OR WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE COMPANY SHARES, THE COMPANY, THE GROUP COMPANIES

OR THEIR RESPECTIVE BUSINESS, ASSETS OR LIABILITIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS, INCLUDING ANY DESCRIPTIVE MEMORANDA, SUMMARY BUSINESS DESCRIPTIONS OR INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ANY OTHER FORM, IN EXPECTATION OF THE TRANSACTIONS, EXCEPT, IN EACH CASE, AS PROVIDED IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, INCLUDING IN THIS SECTION 10.1 OR ELSEWHERE IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, NOTHING IN THIS AGREEMENT (INCLUDING IN THIS SECTION 10.1) OR ANY TRANSACTION DOCUMENT SHALL HAVE ANY EFFECT ON ANY CLAIM FOR COMMON LAW FRAUD (OR ANY LIABILITY THEREFOR) WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND/OR ANY OTHER TRANSACTION DOCUMENTS.

Section 10.2 Notices.

(a) Subject to Section 10.2(b), all notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Sellers:

Globeleq Holdings:

C/O Legis Corporate Services Limited

Second Floor,

Regency Court,

Glategny Esplanade

St. Peter Port, Guernsey

GYI 1 WW

Attention: Company Secretary

Facsimile: +44 (0) 1481 728665

with a copy (which shall not constitute notice) to:

Actis LLP

2 More London

Riverside

London SE1 2JT

United Kingdom

Attention: The General Counsel

Mesoamerica:

c/o Mesoamerica

Plaza Tempo, Lobby B, 4th Floor

Escazú, San José, Costa Rica

Attention: Luis Javier Castro

Facsimile: 506-4101-8101

In each case, with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

United States

Attention: David Brinton

Facsimile: (212) 878-8375

If to the Company:

Globeleq Mesoamerica Energy (Wind) Ltd.

Canon’s Court, 22 Victoria Street

Hamilton HM 12

Bermuda

Attention: Corporate Secretary

Facsimile: 1 – 441 – 292 8666

In each case, with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

United States

Attention: David Brinton

Facsimile: (212) 878-8375

If to the Purchaser:

c/o TerraForm Power, Inc.

7550 Wisconsin Avenue

9th Floor

Bethesda, MD 20814

United States

Attention: Mr. Rik Gadhia

Facsimile: (240) 264-8100

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

United States

Attention: Jeremy R. Schwer

Facsimile: (202) 887-4288

If to the Purchaser Guarantor:

c/o TerraForm Power, Inc.

7550 Wisconsin Avenue

9th Floor

Bethesda, MD 20814

United States

Attention: Mr. Rik Gadhia

Facsimile: (240) 264-8100

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

United States

Attention: Jeremy R. Schwer

Facsimile: (202) 887-4288

(b) Notwithstanding any other provisions of this Agreement, any matter that requires the Purchaser’s consent pursuant to Section 6.1, Section 6.2, Section 6.12 or Section 6.13 must be made to the Persons set forth in Schedule 10.2(b). Any request for consent may be made orally, but shall be followed up promptly (and in any event within 24 hours) by email to the addresses set forth in Schedule 10.2(b).

Section 10.3 Entire Agreement. This Agreement, the Transaction Documents, and the Exhibits and Schedules hereto and thereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement and the Transaction Documents with respect to the subject matter of this Agreement and the Transaction Documents, and supersede all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 10.4 Expenses. Except as otherwise expressly provided herein, (a) the Purchaser shall pay (i) its own fees, costs and expenses incurred in connection with the negotiation, execution and delivery of and performance of their obligations under this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) the premium (together with any applicable Taxes thereon) in respect of the Special Policy, the brokerage fee payable to the broker who arranges the Special Policy and any other premiums, costs, expenses, fees or Taxes payable in order to put the Special Policy in place and (iii) any deductibles or co-payments required to be made pursuant to the Special Policy and (b) the Sellers shall pay their own fees, costs and expenses incurred in connection with the negotiation, execution and delivery of and performance of their respective obligations under this Agreement and the Transaction Documents and the consummation of the Transactions.

Section 10.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 10.7 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII and any rights pursuant to Section 6.3, Section 6.4, Section 6.9 and Section 6.11.

Section 10.8 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void; provided, however, that the Purchaser may, without the consent of any party, assign its rights under this Agreement to an Affiliate, which assignment, for the avoidance of doubt, shall not in any way relieve the Purchaser of its obligations hereunder. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement or any Transaction Document were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 10.12 Arbitration.

(a) Except as set forth in Section 2.4 or Section 6.17, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, and also including claims sounding in contract, tort, statutory or otherwise (each, a “Dispute”) shall be finally resolved and decided by binding arbitration pursuant to the then-applicable Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this Agreement. A party shall refer the Dispute to arbitration by sending a written notice of such Dispute to the other parties and shall simultaneously file a “Request” for Arbitration in accordance with the Rules. The Dispute shall be resolved by three (3) arbitrators to be selected by the ICC in accordance with the Rules. The seat of the arbitration proceeding shall be in London, England. The official language of arbitration shall be English.

(b) The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision. The arbitral panel shall not have the authority to award punitive damages to any injured party (provided, however, that, for the avoidance of doubt, the foregoing shall not prohibit, limit or preclude any indemnification or recovery with respect to any damages that may be awarded in connection with a third party claim for which a party is entitled to be indemnified under this Agreement or any Transaction Document). The arbitral award shall be final and binding on the parties from the day it is made. In the event that the losing party fails or refuses to comply with the arbitral award within fourteen (14) days following the date of receipt of notice of the award, then the prevailing party may immediately proceed to request the judicial approval necessary for execution and enforcement of the award before a competent court or before any other court where such party or its assets and properties may be found, and the parties agree not to oppose the immediate domestication and enforcement of the award in any such court, including the courts of the United States or any other country. For the avoidance of doubt, each party waives in respect of both itself and its property, any defense it may have as to, or based on, lack of jurisdiction, improper venue or inconvenient forum.

(c) Notwithstanding the foregoing, nothing in this Section 10.12 shall be construed as preventing any party from seeking conservatory or similar interim relief in any court of competent jurisdiction. For purposes of any such application for conservatory or similar interim relief, each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the Federal or State courts of New York, New York, save that this submission shall not affect the right of any party to make such application in any other court of competent jurisdiction.

(d) All of the expenses that arise from the arbitral proceeding as well as the fees of the arbitrators shall be paid by the losing party, if any, as determined by the arbitrators. Said losing party shall reimburse the prevailing party the amounts deposited by the prevailing party at the commencement of the arbitration or thereafter as required by the arbitrators. The parties shall each bear the costs and fees of their respective counsel, irrespective of the outcome of the arbitration.

Section 10.13 Counterparts. This Agreement and the other Transaction Documents and any amendments thereto may be executed in any number of counterparts, all of which will constitute one and the same instrument. This Agreement and the other Transaction Documents and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (PDF), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.14 Purchaser Parent Guarantee. In consideration of, and as an inducement to each Seller entering into this Agreement and performing its respective obligations hereunder, the Purchaser Guarantor hereby irrevocably, absolutely and unconditionally guarantees to each Seller the full performance and payment by the Purchaser of the covenants, obligations, monetary or otherwise, and undertakings of the Purchaser pursuant to or otherwise in connection with this Agreement and the Transaction Documents, and the consummation of the Transactions (the “Purchaser Guaranteed Obligations”). Any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of the Purchaser shall also be deemed to be a breach or failure to perform by the Purchaser Guarantor, and each Seller shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of the Purchaser and the Purchaser Guarantor in the first instance. In this respect, for the avoidance of doubt, the Purchaser Guarantor confirms that it is bound by the provisions of Section 10.11 and Section 10.12 as if it were a “party” therein, including but not limited to its agreement to have the Purchaser Guaranteed Obligations submitted to arbitration as part of any Dispute between the Sellers, the Company and the Purchaser. This guarantee is a guarantee of performance and not exclusively of collection. Without limiting any defenses that would be available to the Purchaser Guarantor if it were a direct obligor hereunder or any defenses that the Purchaser has hereunder, (a) to the fullest extent permitted by Law, the Purchaser Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Sellers and (b) the Purchaser Guarantor waives promptness, diligence, notice of the acceptance of this guaranty and of the Purchaser Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Purchaser Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser, and all suretyship defenses generally. The Purchaser Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 10.14 are knowingly made in contemplation of such benefits.

Section 10.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, equity holder, Affiliate, agent, attorney or representative of any party to this Agreement or any other Transaction Document shall have any liability for any obligations or liabilities of such party to this Agreement or any other Transaction Document under this Agreement or any other Transaction Document for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, in each case, unless, and solely to the extent that, such member, partner, stockholder, equity holder or Affiliate of any party to this Agreement or any other Transaction Document has specifically agreed to be liable in writing or has otherwise entered into a Contract with respect thereto.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBELEQ HOLDINGS (AMERICA RENEWABLES) LIMITED

By:	/s/ Mikael Karlsson
Name: Mikael Karlsson
Title: Director

MESOAMERICA POWER LTD.

By:	/s/ Luis Javier Castro
Name: Luis Javier Castro
Title: Director-President

GLOBELEQ MESOAMERICA ENERGY (WIND) LTD.

By:	/s/ Mikael Karlsson
Name: Mikael Karlsson
Title: Director

TERRAFORM GLOBAL OPERATING, LLC

By:	/s/ Rik Gadhia
Name: Rik Gadhia
Title: Vice President

Solely for the purposes of Section 10.14:

SUNEDISON, INC.

By:	/s/ Rik Gadhia
Name: Rik Gadhia
Title: Vice President